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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ARCHROCK, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARCHROCK, INC.

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Archrock, Inc. to be held on April 27, 2016, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

        The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

        Your vote counts. Your broker cannot vote your shares on certain matters without your instructions. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

        We look forward to seeing your ownership of Archrock represented at the 2016 Annual Meeting. Thank you for your support of and interest in Archrock.

Sincerely,

Gordon T. Hall
 Chairman of the Board

March 18, 2016

ARCHROCK, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Archrock, Inc.:

        The 2016 Annual Meeting of Stockholders of Archrock, Inc., a Delaware corporation, will be held at 9:30 a.m. central time on Wednesday, April 27, 2016, at the corporate offices of Archrock located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

  •
  to elect eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected or appointed and qualified;

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  to ratify the appointment of Deloitte & Touche LLP as Archrock, Inc.'s independent registered public accounting firm for fiscal year 2016;

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  to approve the Second Amendment to the Archrock, Inc. 2013 Stock Incentive Plan;

  •
  to conduct an advisory vote to approve the compensation provided to Archrock, Inc.'s Named Executive Officers for 2015; and

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  to transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has set the close of business on March 2, 2016, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

        We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
 Secretary

Houston, Texas
March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on April 27, 2016

The Proxy Statement and annual report to stockholders are available at www.archrock.com and also where indicated on the proxy card that accompanies this notice.

i

ARCHROCK, INC.
16666 Northchase Drive
Houston, Texas 77060

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 27, 2016

INFORMATION REGARDING THE ANNUAL STOCKHOLDERS' MEETING

        The Board of Directors has sent these proxy materials to you to solicit your vote at the Annual Meeting of Stockholders (the "2016 Stockholders' Meeting"). The meeting will begin promptly at 9:30 a.m. central time on Wednesday, April 27, 2016, at Archrock's corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 18, 2016, and are accompanied by our Annual Report on Form 10-K for the year ended December 31, 2015 ("2015 Annual Report"). Archrock, Inc., a Delaware corporation, is also referred to in this Proxy Statement as "we," "us," "our," "Archrock" or the "Company."

Agenda

        The 2016 Stockholders' Meeting will be held for the following purposes:

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal

1	Election of eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected or appointed and qualified	4

2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016	26

3	Approval of the Second Amendment to the Archrock, Inc. 2013 Stock Incentive Plan	29

4	Advisory vote to approve the compensation provided to our Named Executive Officers for 2015	42

        In addition, the meeting will be held to transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders Entitled to Vote

        Owners of our common stock, par value $0.01 per share, as of the close of business on the record date of March 2, 2016, are entitled to receive notice of and to vote at the 2016 Stockholders' Meeting. At the close of business on March 2, 2016, there were 69,626,230 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2016 Stockholders' Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

        A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2016 Stockholders' Meeting. Under our Third Amended and Restated Bylaws, as amended, and under Delaware law, abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied.

        A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other holder of record before April 27, 2016.

        Each proposal to be voted on at the 2016 Stockholders' Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the 2016 Stockholders' Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2016 Stockholders' Meeting.

How to Vote Your Proxy

        Because many stockholders cannot attend the meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

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  over the Internet,

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  by calling a toll-free telephone number, or

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  by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

        You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

        A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

        This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile or in person by our employees, who will not receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

        Each registered stockholder will receive one Proxy Statement per account, regardless of whether you have the same address as another registered stockholder.

        Some banks, brokers and other record holders have begun the practice of "householding" proxy statements and annual reports. "Householding" is the term used to describe the practice of delivering a single copy of this Proxy Statement and our 2015 Annual Report to any household at which two or more stockholders share an address. This procedure reduces the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of the Proxy Statement, now or in the future, should submit this request to our Secretary. The Secretary may be contacted at the following address: Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. Beneficial owners sharing an address who receive multiple copies of the Proxy Statement and our Annual Report and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

PROPOSAL 1
ELECTION OF DIRECTORS

        Eight directors are nominated to be elected to the Board of Directors (the "Board") at the 2016 Stockholders' Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected or appointed and qualified. Each nominee has consented to serve as a director if elected.

Board of Directors' Recommendation

        The Board recommends that the stockholders vote "FOR" the election of each of the nominees to the Board as set forth in this proposal.

Vote Required

        With respect to the election of directors, you may vote "for" or withhold authority to vote for each director nominee. A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee, meaning that the eight director nominees who receive the highest number of shares voted "for" their election are elected; however, our Corporate Governance Principles require that any nominee who receives a greater number of "withheld" votes than "for" votes must submit his or her resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

Nominees for Director

        Effective November 3, 2015, we completed the previously announced separation of our international contract operations, international aftermarket services and global fabrication businesses into Exterran Corporation, an independent, publicly traded company (the "Spin-off"). In connection with the completion of the Spin-off, Mark R. Sotir, William M. Goodyear, John P. Ryan, Christopher T. Seaver, Richard R. Stewart and Ieda Gomes Yell (collectively, the "Resigning Directors") resigned from our Board and joined the Exterran Corporation board of directors.

        Upon the resignation of Mr. Sotir, current director Gordon T. Hall was appointed as Chairman of the Board. In addition, in connection with the resignations of the Resigning Directors, the Board decreased its size from thirteen members to eight members and, effective as of November 4, 2015, appointed Wendell R. Brooks to the Board.

        The following biographical information is furnished with respect to each director nominee, together with a discussion of each nominee's experience, qualifications and attributes or skills that were considered in their nomination to the Board.

Anne-Marie N. Ainsworth
Age 59
Director since April 2015

Former President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P.

Background

        Ms. Ainsworth served as President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and as President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from November 2012 to March 2014. She previously served as Senior Vice President of Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from November 2009 to March 2012. Prior to joining Sunoco, Ms. Ainsworth was employed by Motiva

Enterprises, LLC, where she was the General Manager of the Motiva Norco refinery in Norco, Louisiana from 2006 to 2009. From 2003 to 2006, she was Director of Management Systems & Process Safety at Shell Oil Products U.S., and from 2000 to 2003 she was Vice President of Technical Assurance at Shell Deer Park Refining Company. Ms. Ainsworth was a director of Seventy Seven Energy Inc. (a provider of wellsite services and equipment to exploration and production companies) from June 2014 to June 2015, and she is currently a director and member of the audit committees of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company) and Kirby Corporation (an operator of inland and offshore tank barge fleets in the U.S. and provider of diesel engine services). Ms. Ainsworth holds a B.S. in Chemical Engineering from the University of Toledo and an M.B.A. from Rice University, where she served as an Adjunct Professor from 2000 to 2009.

Qualifications

        Ms. Ainsworth has extensive leadership experience in the oil and gas industry and familiarity with governance issues, having served as Chief Executive Officer of both public and private energy companies, as well as experience operating a portfolio of energy assets, which we believe make her well qualified to serve as a member of our Board.

Wendell R. Brooks
Age 66
Director since November 2015
Managing Director, B29 Investments, L.P.

Background

        Mr. Brooks currently serves as a managing director to B29 Investments, L.P. (a Dallas-based private equity firm that specializes in oil field service investments). He previously served as an Executive Vice President and the President of the Production and Infrastructure Segment of Forum Energy Technologies (an international oilfield products company) from August 2010 until his retirement on December 31, 2014. He served as Chief Executive Officer and President of Allied Technology, Inc. from October 2007 until August 2010 when Allied Technology was merged into Forum Energy Technologies. From 1996 to October 2007, he was the Group Director for the Well Support business of John Wood Group Plc. (a public Scottish international energy services company traded on the London Stock Exchange). Mr. Brooks also served on the board of directors of Wood Group during that time. Mr. Brooks was President of Del Norte Technology, Inc. (a provider of positioning systems) from 1984 to 1994. He was employed by Geosource, Inc. from 1975 to 1984 where he was involved in business development and served as President of two divisions. He also serves as a director of Nine Energy Service (a private oil field service company) and as a director for TEC Well Services (a private oil field service company). Mr. Brooks has a B.B.A. from the University of Texas at Arlington and an M.B.A. from the Harvard Business School.

Qualifications

        Having served in a number of senior leadership positions with companies in the oil and gas services industry, Mr. Brooks brings broad experience and a thorough understanding of the industry, including engineering, maintenance and production support, as well as environmental protection and restoration. He also possesses experience with mergers and acquisitions in the energy sector. We believe this knowledge and experience, together with his former and current experience as a member of the boards of directors of energy service companies, make Mr. Brooks well qualified to serve as a member of our Board.

D. Bradley Childers
Age 51
Director since April 2013
President and Chief Executive Officer, Archrock

Background

        Mr. Childers also serves as President, Chief Executive Officer and Chairman of the Board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P., a master limited partnership in which we own an equity interest (the "Partnership"). Mr. Childers has held his current positions with us and Archrock GP LLC since December 2011, after having served as Interim President and Chief Executive Officer of both companies and Interim Chairman of the Board of Archrock GP LLC since November 2011 and as a director of Archrock GP LLC since May 2008. He served as our Senior Vice President from August 2007 through November 2011. Prior to the Spin-off, he was also an officer of certain subsidiaries, including President, North America of Exterran Energy Solutions, L.P. ("EESLP") from March 2008 through November 2011, and Senior Vice President of Exterran GP LLC from June 2006 through November 2011. Prior to the merger of Hanover Compressor Company ("Hanover") and Universal Compression Holdings, Inc. ("Universal") in August 2007, Mr. Childers joined Universal in 2002 and served in a number of management positions, including as Senior Vice President of Universal and President of the International Division of Universal Compression, Inc. (Universal's wholly owned subsidiary). He held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including as Vice President, Business Development at Occidental Oil and Gas Corporation. Mr. Childers also serves as an officer of certain other Archrock subsidiaries. In addition, Mr. Childers serves on the board of directors of Yellowstone Academy (a non-profit organization). Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Qualifications

        Mr. Childers' day to day leadership as our Chief Executive Officer provides him with an intimate knowledge of our strategy, operations and markets. His previous experience as President, North America of EESLP has provided him with extensive experience in our business and a deep understanding of operational opportunities and challenges. Mr. Childers' business judgment, management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Childers well qualified to serve as a member of our Board.

Gordon T. Hall
Age 56
Director since March 2002
Retired Managing Director of Credit Suisse

Background

        Mr. Hall is Chairman of the Board, a position he assumed on November 3, 2015, having served as Vice Chairman and Lead Independent Director since April 2013. Mr. Hall also served as Chairman of the Board from August 2007 through April 2013. Prior to his retirement in 2002 from Credit Suisse (a brokerage services and investment banking firm), Mr. Hall served as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) from March 2002 until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008 and was a director of Select Energy Services (a provider of water solutions and wellsite services to oilfield operators) from the beginning of 2012 through the end of 2015. Mr. Hall is currently the lead independent director, a member of the compensation committee and chairman of the nominating and corporate governance committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry) and is a director of Select Energy Services (a provider of water solutions and wellsite services to oilfield operators). Mr. Hall also serves on the board of Gordon College. He holds a B.A. in Mathematics from Gordon College and an S.M. from the M.I.T. Sloan School of Management.

Qualifications

        As Chairman of the Board of Hanover from May 2005, and continuing in that role with us since the merger of Hanover and Universal in August 2007 through April 2013, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall's prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, as well as mergers and acquisitions and capital markets transactions. We believe this knowledge and experience, together with Mr. Hall's former and current experience as a member of the boards of other public oil and gas related companies, make him well qualified to serve as a member of our Board.

Frances Powell Hawes
Age 61
Director since April 2015
Independent Financial Consultant

Background

        Ms. Powell Hawes has been an independent financial consultant since December 2013. Previously, she served as Chief Financial Officer of New Process Steel, L.P. (a privately held steel distribution company) from September 2012 through December 2013. She was Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. (a publicly traded provider of power delivery solutions) from September 2011 to September 2012, and Interim Chief Financial Officer of Sterling Chemicals, Inc. (a North America petrochemical producer) from 2009 to 2010. Prior to joining Sterling Chemicals, Ms. Powell Hawes served as Executive Vice President and Treasurer of NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) from 2005 to 2008; financial advisor to London Merchant Securities LPC (a real estate and investment company) from 2003 to 2005; Chief Financial Officer of Dovarri, Inc. (a provider of customer relationship software) from 2002 to 2003; Chief Financial Officer and Treasurer of Grant Prideco, Inc. (a manufacturer of engineered tubular products for the energy industry) from 2000 to 2001; and Chief Accounting Officer, Vice President Accounting and Controller of Weatherford International Ltd. (a multinational oilfield service company) from 1990 to 2000. Ms. Powell Hawes is a director of Energen Corporation (an oil and gas exploration and production company) and a director of the Houston Area Women's Center (a non-profit organization). From January 2011 to November 2014, she was a director of Express Energy Services (an oilfield services company). She previously served as a director of Financial Executives International, Houston Chapter, and currently serves as President-elect. Ms. Powell Hawes is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Houston.

Qualifications

        Ms. Powell Hawes brings financial expertise, business knowledge and leadership experience, having served as a Chief Financial Officer of both private and public companies in the manufacturing and energy industries and as a financial consultant and advisor, which we believe make her well qualified to serve as a member of our Board.

J.W.G. "Will" Honeybourne
Age 64
Director since April 2006
Managing Director of First Reserve

Background

        As Managing Director of First Reserve (a private equity firm), a position he has held since January 1999, Mr. Honeybourne is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline logging company) from 1996 to 1998. Mr. Honeybourne currently serves as non-executive Chairman of KrisEnergy (a Singapore-listed upstream oil and gas company), and director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company). He has previously served as a director of the following private companies: Abbott Group (a U.K.-based drilling company) from March 2008 to December 2009, Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010, and Acteon Group (a U.K.-based offshore and subsea services company) from November 2006 to November 2012. Mr. Honeybourne is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University.

Qualifications

        Mr. Honeybourne's technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne's current and former service as a director of various oil and gas companies brings an understanding of the challenges and opportunities of markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

James H. Lytal
Age 58
Director since April 2015
Energy Consultant

Background

        Mr. Lytal has served as a Senior Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) since April 2009. From 1994 to 2004, he served as President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, where he served on the board of directors. In 2004, Gulfterra merged with Enterprise Products Partners (a North American midstream energy services provider), where he served as Executive Vice President until 2009. From 1980 to 1994, Mr. Lytal held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services. He is a director and a member of the compensation committee and the audit committee of SemGroup Corporation (a growth oriented midstream company that specializes in moving energy); director, member of the audit committee and chairman of the conflicts committee of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP (a provider of natural gas gathering, transportation, treating and processing services and crude oil transloading services); and director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. (a master limited partnership that owns, operates, develops and acquires midstream assets in the Appalachian Basin). Mr. Lytal received a B.S. in Petroleum Engineering from the University of Texas at Austin.

Qualifications

        With over 30 years of experience in the midstream oil and gas sector, including over 15 years in senior leadership and advisory roles, Mr. Lytal brings to the Board a broad knowledge and understanding of the oil and gas services industry, a deep familiarity with the management of midstream assets and experience with governance issues associated with a public company, which we believe make him well qualified to serve as a member of our Board.

Mark A. McCollum
Age 56
Director since May 2009
Executive Vice President and Chief Integration Officer of Halliburton Company

Background

        Mr. McCollum assumed his current role with Halliburton (an energy services company that provides well construction, well completion and reservoir engineering) as of January 1, 2015, having served as Executive Vice President and Chief Financial Officer since December 2007. He served as Senior Vice President and Chief Accounting Officer of Halliburton from August 2003. Mr. McCollum was a director of Exterran GP LLC from October 2006 until his appointment to our Board in May 2009. Mr. McCollum's service with non-profit and/or private organizations includes service as a Trustee of The Center Foundation, member of the Advisory Board of Every Village (formerly, Aid Sudan), member of the Board of Regents of Baylor University and member of the Board of Trustees of Baylor College of Medicine. He is a member of the AICPA, the Texas Society of CPAs, Financial Executives International and the Institute of Management Accountants. Mr. McCollum, a Certified Public Accountant, received his B.B.A. from Baylor University.

Qualifications

        Through Mr. McCollum's experience as the former Chief Financial Officer and current Chief Integration Officer of an international energy services company, he brings to the Board extensive financial and accounting expertise, as well as a thorough understanding of the oil and gas business. In addition, his tenure as a director of Archrock GP LLC provides him with an understanding of our contract compression operations and overall strategy with respect to our ownership of the Partnership. We believe this knowledge and experience make Mr. McCollum well qualified to serve as a member of our Board.

CORPORATE GOVERNANCE

Director Independence

        Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

        The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Archrock and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee's recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

        During the Nominating and Corporate Governance Committee's most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled "Certain Relationships and Related Transactions" were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

        Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Mdmes. Ainsworth and Powell Hawes and Messrs. Brooks, Hall, Honeybourne, Lytal and McCollum.

Board Leadership Structure

        We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

  •
  our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

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  the Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.

        The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope of our operations and the responsibilities of the Board and management.

        The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer's responsibilities in the event of an emergency or his sudden incapacitation or departure.

        Mr. Hall serves as Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, as well as the executive sessions of independent directors.

Communication with the Board

        Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-844-870-4894.

Committees of the Board

        The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board's responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.archrock.com or in print by submitting a written request to Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. The purpose and composition of each committee is summarized in the table below.

	Purpose	Composition	Committee Report

Audit Committee	The Audit Committee's purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that Ms. Hawes and each of Messrs. Brooks and McCollum qualifies as an "audit committee financial expert" as that term is defined by the Securities and Exchange Commission ("SEC"). No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on page 27.

Compensation Committee	The Compensation Committee's purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.	The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 58.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee's purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and develop, review and implement our Corporate Governance Principles.	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Committee Membership

        Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees, most recently elected in November 2015 immediately following the Spin-off, are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Anne-Marie N. Ainsworth	✓	Member
Wendell R. Books	✓	Member
D. Bradley Childers
Gordon T. Hall	✓		Chair	Member
Frances Powell Hawes	✓	Member		Chair
J.W.G. ("Will") Honeybourne	✓		Member	Member
James H. Lytal	✓		Member	Member
Mark A. McCollum	✓	Chair	Member

Attendance at Meetings

        The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2015:

	No. of Meetings	No. of Actions by Written Consent
Board	13	3
Audit Committee	7	1
Compensation Committee	11	4
Nominating and Corporate Governance Committee	4	1

        We expect members of the Board to attend all meetings. Each director attended at least 75% of the meetings of the Board and Board committees on which he served during 2015. Directors are also encouraged to attend the annual meeting of stockholders, and in 2015, all of our directors at such time attended the meeting.

Director Qualifications, Nominations and Diversity

        Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2017 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 75, the names and supporting information (including confirmation of the nominee's willingness to serve as a director) to: Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled "Additional Information — 2017 Annual Meeting of Stockholders." Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

        The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

        Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

The Board's Role in Risk Oversight

        The Board has an active role, as a whole and through its committees, in overseeing management of the Company's risks. The Board's role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board's committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

        We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) long-term incentive awards with generally three-year vesting periods, and we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

        Stephen M. Pazuk served on the Compensation Committee through April 28, 2015, the conclusion of his service as a director. Messrs. Hall, Honeybourne and Ryan served on the Compensation Committee of the Board through November 3, 2015, the effective date of the Spin-off. Effective November 4, 2015, the Compensation Committee was comprised of Messrs. Hall, Honeybourne, Lytal and McCollum. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

        The following provides information regarding our executive officers as of March 2, 2016. Certain of our executive officers also serve as officers of Archrock GP LLC, the managing general partner of the Partnership. Information concerning the business experience of Mr. Childers is provided under " — Nominees for Director" beginning on page 4 of this Proxy Statement.

Donna A. Henderson
Age 48
Vice President and Chief Accounting Officer since January 2016

        Ms. Henderson was appointed Vice President and Chief Accounting Officer of Archrock and Archrock GP LLC effective January 1, 2016. Prior to the Spin-off, she served as Vice President, Accounting of EESLP since August 2015. Prior to joining the Company, from April 2013 until June 2015, Ms. Henderson served as Vice President and Chief Accounting Officer of Southcross Energy Partners GP, LLC (a provider of natural gas gathering, processing, treating, compression and transportation services). From September 2011 to December 2012, Ms. Henderson was the Vice President and Chief Audit Executive of GenOn Energy, Inc. (a wholesale electric generator which merged into NRG Energy). Prior to that position, Ms. Henderson served as Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from July 2005 to September 2011, and held various other leadership roles within the accounting department of that organization since September 2000. From 1996 to 2000, Ms. Henderson held various accounting positions with Lyondell Chemical (a manufacturer of chemicals and polymers). Ms. Henderson began her career in Houston, Texas in 1989 with Deloitte & Touche LLP, where she worked until November 1993 when she joined KPMG LLP in Albuquerque, New Mexico, where she worked until 1995. She serves as an officer and director of certain Archrock subsidiaries and is a member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation. Ms. Henderson holds a BBA in accounting from Eastern New Mexico University and is a member of the American Institute of Certified Accountants.

Jason G. Ingersoll
Age 45
Vice President, Sales and Marketing, since November 2015

        Mr. Ingersoll was appointed Vice President, Sales and Marketing in November 2015. Prior to the Spin-off, he served as Vice President, Sales of EESLP since October 2013. Mr. Ingersoll held positions of increasing responsibility with EESLP, including as Regional Vice President, from January 2012 through October 2013, Business Unit Director from March 2009 through January 2012 and Sales Manager, Southern Rockies from July 2008 through March 2009. Prior to the merger of Hanover and Universal in 2007, he served Universal as Manager, Global Accounts from August 2006 through July 2008 and as Country Manager, China from July 2003 through August 2006. He serves as an officer of certain Archrock subsidiaries. Mr. Ingersoll earned a B.S. in mechanical engineering from Texas A&M University.

David S. Miller
Age 52
Senior Vice President and Chief Financial Officer since November 2015

        Mr. Miller was elected Senior Vice President and Chief Financial Officer in November 2015, and has also held that position with Archrock GP LLC, the managing general partner of Archrock Partners, L.P. since April 2012. Prior to the Spin-off, he was an officer of certain subsidiaries, including Vice President and Chief Financial Officer, Eastern Hemisphere of EESLP from August 2010 through

April 2012. Mr. Miller also previously served as Vice President and Chief Financial Officer of Archrock GP LLC from March 2009 through August 2010. Prior to that, Mr. Miller served as Chief Operating Officer of JMI Realty (a private real estate investment and development company) from October 2005 through January 2009. From April 2002 through September 2005, Mr. Miller was a partner with SP Securities LLC (a private investment banking firm). Prior to joining SP Securities LLC, Mr. Miller served in positions of increasing responsibility with the Energy Investment Banking department of Merrill Lynch & Co, Inc. (a financial management and advisory firm) from May 1993 through March 2002. Mr. Miller serves as a director of Archrock GP LLC and as an officer of certain Archrock subsidiaries. Mr. Miller holds a B.S. in finance from Southern Methodist University and an MBA from Northwestern University J.L. Kellogg Graduate School of Management.

Robert E. Rice
Age 50
Senior Vice President and Chief Operating Officer since December 2011 and November 2015, respectively

        Mr. Rice also serves as Senior Vice President and a director of Archrock GP LLC, positions he has held since December 2011 and November 2015, respectively. Prior to the Spin-off, he was an officer of certain subsidiaries, including President, North America of EESLP from December 2011 through November 2015 and Regional Vice President for the U.S. Gulf Coast Region from August 2007 through December 2011. Prior to the merger of Hanover and Universal, Mr. Rice held the following positions at Hanover: Vice President, Gulf Coast Business Unit, from September 2003 to August 2007; Vice President, Health, Safety & Environmental, from October 2002 to September 2003; and Director, Corporate Development, from January 2002 to October 2002. During his career, Mr. Rice has been based in Argentina and Australia and has developed experience in analyzing, structuring and growing businesses in domestic and international energy markets. Mr. Rice also served as a Flight Test Engineer with the United States Air Force. Mr. Rice also serves as an officer of certain other Archrock subsidiaries. He earned a B.S. in Electrical Engineering from Louisiana Tech University.

Donald C. Wayne
Age 49
Senior Vice President, General Counsel and Secretary since August 2007

        Mr. Wayne also serves as Senior Vice President and General Counsel of Archrock GP LLC, a position he has held since August 2006, and has served as a director of Archrock GP LLC since November 2015. Prior to the Spin-off, he was an officer of certain subsidiaries, including Senior Vice President, General Counsel and Secretary of EESLP since August 2007. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Archrock subsidiaries. Mr. Wayne holds a B.A. from Tufts University and a J.D. and an M.B.A. from Washington University (St. Louis).

 BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

        The following table provides information about beneficial owners, known by us as of March 2, 2016, of 5% or more of our outstanding common stock (the "5% Stockholders"). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Carlson Capital, L.P. 2100 McKinney Avenue, Suite 1800 Dallas, Texas 75201	8,594,816	(2)	12.3%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,617,111	(3)	10.9%
Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201	5,980,005	(4)	8.6%
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	5,427,788	(5)	7.8%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, Pennsylvania 19355	4,968,520	(6)	7.1%

(1)
Reflects shares of common stock beneficially owned as a percentage of 69,630,338 million shares of common stock outstanding as of March 2, 2016.

(2)
Based solely on a review of the Schedule 13G filed on February 9, 2016. Carlson Capital, L.P. ("Carlson Capital") acts as investment manager for certain funds, including Double Black Diamond Offshore, Ltd. (4,871,794 shares) which have the power to vote and direct the disposition of the shares. Asgard Investment Corp. II ("Asgard II" and Carlson Capital's general partner), Asgard Investment Corp. ("Asgard" and the sole shareholder of Asgard II) and Mr. Clint D. Carlson, President of Carlson Capital and Asgard, share voting and dispositive power over 8,594,816 shares.

(3)
Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on January 8, 2016. BlackRock, Inc. has sole voting power over 7,422,584 shares and sole dispositive power over 7,617,111 shares.

(4)
Based on a review of the Schedule 13G filed jointly by Magnetar Capital Partners LP, on behalf of itself and as sole member of Magnetar Financial LLC, Supernova Management LLC and Alec N. Litowitz on February 17, 2015. The amount reported consists of (a) 470,748 shares held for the certain managed accounts; (b) 432,615 shares held for the account of Hipparchus Master Fund Ltd; (c) 635,114 shares held for the account of Magnetar Capital Master Fund Ltd; (d) 662,651 shares held for the account of Magnetar Global Event Driven Master Fund Ltd; (e) 3,097,691 shares held for the account of MTP Energy Fund Ltd.; and (f) 681,186 shares held for the account of Spectrum Opportunities Master Fund Ltd, which represents approximately 8.7% of the shares outstanding.

(5)
Based solely on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP ("Dimensional") on February 9, 2016. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the "Dimensional Funds"). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Dimensional Funds and possess sole voting power over 5,375,235 shares and sole dispositive power over the 5,427,788 shares held by the Dimensional Funds and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such shares.

(6)
Based solely on a review of the Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") on February 10, 2016. Vanguard Fiduciary Trust Company ("VFTC") and Vanguard Investments Australia, Ltd. ("VIA"), are wholly-owned subsidiaries of Vanguard. VFTC is the beneficial owner of 82,931 shares as a result of serving as investment manager of collective trust accounts. VIA is the beneficial owner of 8,726 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has sole dispositive power over 4,881,789 shares and shared dispositive power with VFTC over 86,731 shares.

Security Ownership of Management

        The following table provides information, as of March 2, 2016, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified beginning on page 43 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060.

Name of Beneficial Owner	Shares Owned Directly(1)	Restricted Stock(2)	Right to Acquire Stock(3)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
Anne-Marie N. Ainsworth	3,047	—	—	—	3,047	*
Wendell R. Brooks	8,413	—	—	—	8,413	*
Gordon T. Hall	92,411	1,464	—	—	93,875	*
Frances Powell Hawes	3,047	—	—	—	3,047	*
J.W.G. Honeybourne	43,889	1,464	12,920	—	58,273	*
James H. Lytal	3,047	—	—	—	3,047	*
Mark A. McCollum	37,731	1,464	—	—	39,195	*
Named Executive Officers
D. Bradley Childers	108,391	233,073	510,382	963	852,809	1.2%
David S. Miller	18,588	49,771	24,660	—	93,019	*
Kenneth R. Bickett	9,930	—	1,387	—	11,317	*
Jon C. Biro	3,776	7,551	—	—	11,327	*
Robert E. Rice	9,476	88,691	60,770	—	158,937	*
Daniel K. Schlanger	35,001	8,259	142,981	114	186,355	*
Donald C. Wayne	32,090	57,358	7,356	—	96,804	*
All directors, named executive officers and current executive officers as a group (16 persons)						2.6%

*
Less than 1%

(1)
Includes vested restricted stock awards and, where applicable for Named Executive Officers, shares acquired under the Company's Employee Stock Purchase Plan.

(2)
Includes (a) unvested restricted stock awards from annual grants which vest ratably on each anniversary date of grant over a three-year period from the original date of grant and (b) unvested retention stock awards which vest ratably on each of November 3, 2016 and November 3, 2017. Officers and directors have voting power and, once vested, dispositive power.

(3)
Includes (a) shares that can be acquired immediately or within 60 days of March 2, 2016 through the exercise of stock options; and (b) where applicable, through a distribution from the Employees' Supplemental Savings Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), our directors and officers are required to file reports of holdings and transactions in Archrock stock with the SEC on a timely basis. Based on our records and other information, we believe that in 2015 our directors and our officers who were subject to Section 16(a) of the Exchange Act met all the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

        We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

        In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

  •
  whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

  •
  whether there are any compelling business reasons for the Company to enter into the transaction;

  •
  whether the transaction would impair the independence of an otherwise independent director; and

  •
  whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person's interest in the transaction and the ongoing nature of any proposed relationship.

Transactions with the Partnership

Distributions and Payments from the Partnership

        As of March 2, 2016, we owned (a) 23,582,056 common units of the Partnership, which constitutes 39% of the limited partner ownership interest in the Partnership, and (b) 1,209,562 general partner units, which constitute the entire 2% general partner interest in the Partnership. We are, therefore, a "related person" to the Partnership as such term is defined under SEC regulations, and we believe that we have and will continue to have a direct and indirect interest in the Partnership's various transactions with us.

        The following summarizes the distributions and payments made or to be made by the Partnership to us, and the other unitholders, in connection with the ongoing operation of the Partnership.

Distributions of available cash from the Partnership to Us	The Partnership generally makes cash distributions of 98% to its unitholders on a pro rata basis, including us, as the holder of 23,582,056 common units, and 2% to the Partnership's general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

During the year ended December 31, 2015, we received aggregate distributions of $19.4 million on general partner units, including distributions on incentive distribution rights, and $48.9 million on limited partner units. On February 12, 2016, we received a quarterly distribution with respect to the period from October 1, 2015 to December 31, 2015, of $5.4 million on general partner units, including distributions on incentive distribution rights, and $13.5 million on common units.
Payments from the Partnership to Us
The Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership's behalf. For further information regarding the reimbursement of these expenses, please read "Omnibus Agreement" below.

        Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership's benefit, (2) direct costs incurred in operating and maintaining the Partnership's business and (3) its allocated selling, general and administrative ("SG&A") expenses. We do not receive any compensation for managing the Partnership. We are reimbursed for expenses incurred on the Partnership's behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership's business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership's partnership agreement. Effective January 1, 2015, there is no longer a cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership's behalf.

Omnibus Agreement

        The Partnership entered into an Omnibus Agreement with us, the Partnership's general partner and others, the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under "Indemnification for Environmental and Related Liabilities") will terminate upon a change of control of the Partnership's general partner or the removal or withdrawal of the Partnership's general partner, and certain provisions will terminate upon a change of control of Archrock.

Non-competition

        Under the Omnibus Agreement, subject to the provisions described below, we have agreed not to offer or provide compression services to the Partnership's contract operations services customers that are not also our contract operations service customers. Compression services include natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service, gas processing operation services and operation, maintenance, service, repairs or overhauls of compression equipment owned by third parties. The Partnership has agreed not to offer or provide compression services to our contract operations services customers that are not also contract operations services customers of the Partnership.

        Some of our contract operations services customers are also Partnership customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of the most recent amendment to the Omnibus Agreement, each being referred to as a "Partnership site" or an "Archrock site," as applicable. Pursuant to the Omnibus Agreement, if an overlapping customer requests contract operations services at a Partnership site or an Archrock site, whether in addition to or in replacement of the equipment existing at such site on the date of the most recent amendment to the Omnibus Agreement, the Partnership may provide contract operations services if such overlapping customer is a Partnership overlapping customer and we will be entitled to provide such contract operations services if such overlapping customer is an Archrock overlapping customer. Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Archrock overlapping customer will be provided by us.

        We also have agreed that new customers for contract compression services are for the Partnership's account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership's form of compression services agreement. In that case, we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us on the date of entry into the Omnibus Agreement.

        The non-competition arrangements described above do not apply to:

  •
  The Partnership's provision of contract compression services to a particular Archrock customer or customers, with our approval;

  •
  Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Archrock GP LLC;

  •
  The Partnership's purchase and ownership of not more than five percent of any class of securities of any entity that provides contract compression services to our contract compression services customers;

  •
  Our purchase and ownership of not more than five percent of any class of securities of any entity that provides contract compression services to the Partnership's contract compression services customers;

  •
  Our ownership of the Partnership;

  •
  The Partnership's acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

  •
  Our acquisition, ownership and operation of any business that provides contract compression services to the Partnership's contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Archrock GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership's customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

  •
  A situation in which one of the Partnership's customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Archrock GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business.

        Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership, its general partner or Archrock GP LLC, the non-competition provisions of the Omnibus Agreement will terminate on December 31, 2017 or on the date on which a change of control of Archrock occurs, whichever event occurs first. If a change of control of us occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership's customers at any sites where the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Other Liabilities

        Under the Omnibus Agreement, we have agreed to indemnify the Partnership, for a three-year period following each applicable asset acquisition date, against certain potential environmental claims, losses and expenses associated with the ownership and operation of the assets the Partnership acquires from us that occur before that acquisition date. Our maximum liability for environmental indemnification obligations under the Omnibus Agreement cannot exceed $5 million and we will not have any obligation under the environmental or any other indemnification until the Partnership's aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after such acquisition date. The Partnership has agreed to indemnify us against environmental liabilities occurring on or after the applicable acquisition date related to the Partnership's assets to the extent we are not required to indemnify the Partnership.

        Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. During the year ended December 31, 2015, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

        Prior to the amendment and restatement of the Omnibus Agreement in November 2015 in connection with the Spin-off, the Partnership could purchase newly-fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin. During the year ended December 31, 2015, the Partnership purchased $171.7 million of newly fabricated equipment from us.

        In connection with the Spin-off, we contributed our fabrication business to Exterran Corporation and we and the Partnership entered into a separate supply agreement with Exterran Corporation under which we and the Partnership are obligated to purchase our requirements of newly-fabricated compression equipment from Exterran Corporation and its affiliates, subject to certain exceptions.

Transfer, Exchange or Lease of Compression Equipment with the Partnership

        If we determine in good faith that our contract operations services business or the Partnership needs to transfer, exchange or lease compression equipment between us and the Partnership, the Omnibus Agreement permits such equipment to be transferred, exchanged or leased if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs. In consideration for such transfer, exchange or lease of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it. These provisions will terminate on December 31, 2017, unless terminated earlier as discussed above.

        During the year ended December 31, 2015, the Partnership transferred ownership of 349 compressor units, totaling approximately 112,800 horsepower with a net book value of approximately $54.7 million, to us. In exchange, we transferred ownership to the Partnership of 260 compressor units, totaling approximately 99,600 horsepower with a net book value of approximately $46.8 million. During the year ended December 31, 2015, the Partnership recorded capital distributions of approximately $7.9 million related to the differences in net book value on the exchanged compression equipment. No customer service agreements were included in the transfers. Under the terms of the Omnibus Agreement, such transfers must be of equal appraised value, as defined in the Omnibus Agreement, with any difference being settled in cash.

        At December 31, 2015, we had equipment on lease from the Partnership with an aggregate cost and accumulated depreciation of $10.1 million and $3.3 million, respectively. For the year ended December 31, 2015, we had revenue of $1.7 million from the Partnership related to the lease of our compression equipment and cost of sales of $0.2 million with the Partnership related to the lease of its compression equipment.

Reimbursement of Operating and SG&A Expense

        We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership's business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

        Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, headcount and horsepower. Included in the Partnership's selling, general and administrative ("SG&A") expense for the year ended December 31, 2015 was $75.6 million of indirect costs we incurred.

        Under the terms of the Omnibus Agreement, the Partnership's obligation to reimburse us for any cost of sales incurred in the operation of the Partnership's business and any cash SG&A expense allocated to the Partnership was capped (after taking into account any such costs incurred and paid directly by the Partnership) through December 31, 2014. Effective January 1, 2015, these provisions of the Omnibus Agreement terminated.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP ("Deloitte") served as our independent registered public accounting firm for the fiscal year ended December 31, 2015. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are submitting the selection of Deloitte for stockholder ratification at the 2016 Stockholders' Meeting.

        Representatives of Deloitte attended all meetings of the Audit Committee in 2015. For additional information concerning the Audit Committee and its activities with Deloitte, see "Pre-Approval Policy" and "Report of the Audit Committee" following this proposal description. We expect that a representative of Deloitte will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Board of Directors' Recommendation

        The Board recommends that the stockholders vote "FOR" the ratification of the reappointment of Deloitte & Touche LLP.

Vote Required

        Ratification of the appointment of Deloitte as our independent registered accounting firm requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted "for" ratification must exceed the number of shares voted "against" ratification. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2015 and 2014:

Types of Fees	2015	2014
	(In thousands)
Audit fees(a)	$1,842	$4,940
Audit-related fees	147	—
Tax fees(b)	55	60
All other fees(c)	6	3

Total fees:	$2,050	$5,003

(a)
Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries' financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)
Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services. These services include incremental audit work associated with the preparation and filing of the information statements for Exterran Corporation in connection with the Spin-off.

(c)
All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002, and (ii) the American Institute of Certified Public Accountants.

Pre-Approval Policy

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

        The Audit Committee's practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2015 were pre-approved by the Audit Committee.

Report of the Audit Committee

        The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Archrock, Inc.'s ("Archrock") financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Archrock's website at www.archrock.com.

        The Audit Committee has reviewed and discussed the consolidated financial statements and management's assessment and report on internal controls over financial reporting with management and Deloitte & Touche LLP ("Deloitte"), Archrock's independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Archrock's internal control over financial reporting. Archrock published these reports in its Annual Report on Form 10-K for the year ended December 31, 2015, which it filed with the SEC on February 29, 2016. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Archrock's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon, as well as expressing an opinion on the effectiveness of Archrock's internal control over financial reporting. The Audit Committee monitors these processes.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Archrock's independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

        In this context, the Audit Committee discussed with Archrock's internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Archrock's internal controls, and the overall quality of Archrock's financial reporting. Management represented to the Audit Committee that Archrock's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

        In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors' independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to Archrock's Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Archrock's Annual Report on Form 10-K for the twelve months ended December 31, 2015, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2016 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

  Mark A. McCollum, Chair
  Anne-Marie N. Ainsworth
  Wendell R. Brooks
  Frances Powell Hawes

The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material," to be "filed" with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Archrock, except to the extent that Archrock specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3
APPROVAL OF SECOND AMENDMENT TO THE ARCHROCK, INC. 2013 STOCK INCENTIVE PLAN

        We are asking our stockholders to approve the Second Amendment (the "Second Amendment") to the Company's 2013 Stock Incentive Plan (the "2013 Plan"), which amends the 2013 Plan to increase the number of shares available for issuance thereunder by 3,600,000 shares to a total of 10,100,000 shares. As of March 2016, 2,836,308 shares remained available for future grants under the 2013 Plan. Our Compensation Committee and our Board believe this share increase is necessary to ensure that the Company has a sufficient reserve of shares available to attract and retain the services of key individuals essential to the Company's long-term growth and success. No other changes to the Stock Incentive Plan are proposed. A copy of the Second Amendment is attached to this Proxy Statement as Annex A, and the discussion in this proposal is qualified in its entirety by the full text of the Second Amendment.

        Under the terms of the 2013 Plan, we are required to obtain stockholder approval of an increase in the number of shares available for issuance. Currently, the 2013 Plan provides that the maximum number of shares available for issuance pursuant to awards issued thereunder is 6,500,000 shares of our common stock. If the stockholders do not approve the Second Amendment, the Second Amendment will not become effective, the 2013 Plan will continue in effect (without giving effect to the Second Amendment), and we will be subject to the current share limit set forth in the 2013 Plan. Because certain of our directors and executive officers may be eligible to receive awards under the 2013 Plan, such directors and executive officers may be considered to have an interest in this proposal.

Board of Directors' Recommendation

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE SECOND AMENDMENT TO THE ARCHROCK, INC. 2013 STOCK INCENTIVE PLAN.

Vote Required

        Approval of the Second Amendment requires the affirmative vote of a majority of the votes cast, which means that the number of shares voted "for" approval must exceed the number of shares voted "against" approval, and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares outstanding and entitled to vote on the proposal, in which event the amendment would not be approved.

Rationale for Amendment

        The 2013 Plan initially received stockholder approval on April 30, 2013, and was amended to reflect the Company's name change in November 2015. The 2013 Plan provides a means to attract and retain highly qualified directors and employees with long-term incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that is intended to enhance stockholder value. The 2013 Plan provides for discretionary grants of incentive stock options, non-qualified options, restricted stock, restricted stock units, stock appreciation rights and performance awards; each type of grant is referred to as an "award." Pursuant to the terms of the 2013 Plan, for every share of our common stock issued pursuant to a grant of restricted stock, restricted stock units and performance shares (each, a "Full Value Award"), 1.75 shares are deducted from the 2013 Plan; for every share issued pursuant to options or stock appreciation rights, one share is deducted from the 2013 Plan.

        In its determination to recommend that the Board adopt the Second Amendment, the Compensation Committee considered advice and input from its independent compensation consultant, Pearl Meyer. The Compensation Committee also reviewed certain dilution, overhang and burn rate data.

  •
  Dilution and Overhang.  The following chart provides information on awards outstanding under all equity plans, as well as shares remaining available for issuance under our 2013 Plan (following our annual equity grant on March 4, 2016), our Employee Stock Purchase Plan (currently suspended) and our Directors' Stock and Deferral Plan.

	Potential Dilution as of March 4, 2016	Potential Dilution with Second Amendment
Awards Outstanding(1)
Options	923,664
Restricted Stock(2)	1,642,965
Restricted Stock Units(2)	11,330
Available for Issuance
Employee Stock Purchase Plan	159,972
Directors' Stock and Deferral Plan	48,022
2013 Stock Incentive Plan(3)	2,836,308

	5,622,261	5,622,261
Additional Shares Requested
2013 Stock Incentive Plan(3)		3,600,000

		9,222,261

(1)
Also includes awards held by individuals who became employees of Exterran Corporation at the effective time of the Spin-off.

(2)
For every Full Value Award granted, 1.75 shares are subtracted from the 2013 Plan. Shares listed as outstanding are the actual number of shares granted and have not been adjusted.

(3)
If the Second Amendment is approved, approximately 6.4 million shares would be available for future grants under the 2013 Plan as of April 27, 2016, the date of the 2016 Stockholders' Meeting, which, if granted as Full Value Awards, would result in the issuance of approximately 3.7 million shares.
  •
  Burn Rate.  The Compensation Committee manages long-term dilution by limiting the number of equity awards granted annually, commonly referred to as "burn rate". Burn rate does not take into account equity awards that have been cancelled or forfeited. Burn rate with respect to each year is calculated by dividing the total number of shares subject to stock options and Full Value Awards granted during the year (with shares subject to Full Value Awards counted as 1.75 shares for every one share granted) by the total weighted-average number of common shares outstanding during the period. As indicated below, the Company's three-year average burn rate is 1.84%.

Year	Option Awards	Full Value Awards	Total (Options+ 1.75×Full Value Awards)	Burn Rate
2013	177,383	626,660	1,274,038	1.94%
2014	106,509	411,114	825,959	1.25%
2015	—	928,527	1,624,922	2.34%
Average Three-Year Burn Rate				1.84%

        Other Factors.    As noted above, after making our annual equity grants to employees and non-employee directors in March 2016, there were 2,836,308 shares remaining available for future grants under the 2013 Plan. Based upon (a) our grant practices, (b) the recent market prices of the Company's common stock and (c) the 2013 Plan's share counting provision which requires that

1.75 shares be counted for every one Full Value Award granted, the additional shares requested under the Second Amendment are expected to provide for an aggregate number of shares that is anticipated to be sufficient for approximately three years, noting that future circumstances, grant practices, or market or other conditions, which we cannot predict with certainty at this time, may result in a different outcome.

        Equity awards are a significant component of the compensation we pay to certain of our employees and allow us to preserve available cash for other corporate uses. Our Compensation Committee strongly believes that we must be able to grant meaningful equity awards to certain of our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our stockholders. Our Compensation Committee also believes that equity awards granted pursuant to the 2013 Plan to non-employee directors similarly helps to attract and retain quality directors and align those directors' financial interests with the Company.

Stockholder Approval

        Stockholder approval of the Second Amendment is required for listing with the NYSE the additional shares of our common stock requested under the 2013 Plan, as amended by the Second Amendment. If our stockholders approve the Second Amendment, we intend to register the additional shares issuable pursuant to the 2013 Plan, as amended by the Second Amendment, under the Securities Act of 1933 as soon as practicable.

Material Features of the 2013 Plan, as Amended by the Second Amendment

        Following is a summary of the material terms of the 2013 Plan, as amended by the Second Amendment. This summary is qualified in its entirety by reference to the full text of the Second Amendment, which is attached to this Proxy Statement as Annex A, and the full text of the 2013 Plan, which is incorporated by reference to Appendix A of the Company's Definitive Proxy Statement on Schedule 14A filed on March 19, 2013, and the First Amendment to the 2013 Plan, which is incorporated by reference to Exhibit 10.13 of the Company's Current Report on Form 8-K filed on November 5, 2015.

Effectiveness and Term

        As noted above, the Second Amendment will become effective upon approval thereof by the stockholders, and no awards pursuant thereto will be granted under the 2013 Plan, as amended by the Second Amendment, prior to such stockholder approval.

Administration

        The 2013 Plan is administered by the Compensation Committee of the Board or such other committee designated by the Board (the Compensation Committee or such other committee, the "Committee"). All members of the Committee must satisfy the independence requirements of the stock exchange on which our common stock is listed. Awards may be granted to individuals subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") only if the Committee is comprised solely of two or more "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act. Additionally, awards that are intended to constitute "performance-based compensation" within the meaning of Section 162(m) of the Code may only be granted if the Committee is comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

        The Committee may delegate to the Board or to one or more committees of the Board its authority to grant awards to individuals who are not subject to Section 16(b) of the Exchange Act, subject to such limitations and restrictions as the Committee may determine. In addition, the Committee may delegate to the Governance Committee of the Board the authority to grant non-discretionary, routine awards to directors. However, the Committee may not delegate its authority to grant non-routine, discretionary awards to directors.

        The Committee has full authority, subject to the terms of the 2013 Plan, to make all determinations necessary or advisable for administering the 2013 Plan, including the authority to determine participants, the types and sizes of awards, the timing and price of awards, any vesting conditions applicable to awards, the acceleration or waiver of any vesting restrictions, the forms of award notices, and any rules and regulations necessary or appropriate to administer the 2013 Plan. In addition, the Committee has the authority to interpret the terms of the 2013 Plan and each award notice thereunder.

        With respect to any employee, director or consultant who is resident outside of the United States, the Committee may amend or vary the terms of the 2013 Plan to conform such terms to the requirements of applicable non-United States law and to meet the goals and objectives of the 2013 Plan. In addition, the Committee may establish administrative rules and procedures to facilitate the operation of the 2013 Plan in such non-United States jurisdictions. The Committee may establish one or more sub-plans for these purposes.

Eligibility

        Employees and consultants of us and our affiliates, as well as members of the Board who are not also employees, are eligible to participate in the 2013 Plan. Currently, approximately 200 employees and our non-employee directors are eligible to participate in the 2013 Plan; no consultants have been identified as eligible to participate in the 2013 Plan. Participation in our long-term incentive programs has been limited to certain key employees, which currently includes approximately 90 employees.

Number of Shares Subject to the 2013 Plan (as Amended by the Second Amendment), Share Counting and Award Limits

        If the stockholders approve the Second Amendment, the maximum number of shares of our common stock available for issuance under the 2013 Plan, as amended by the Second Amendment, will be increased by an additional 3,600,000 shares to a total of 10,100,000 shares. Each share of common stock issued pursuant to an option or stock appreciation right is counted against the aggregate share limitation as one share. Each share of common stock issued pursuant to a Full Value Award is counted against the aggregate share limitation as 1.75 shares. On March 2, 2016, our closing stock price was $5.29.

        Shares subject to options or stock appreciation rights that expire or are cancelled, forfeited, settled in cash or otherwise terminated will again become available for future awards under the 2013 Plan. If shares subject to Full Value Awards expire or are cancelled, forfeited, settled in cash or otherwise terminated, the shares available under the 2013 Plan is increased by 1.75 shares for each such share. Shares of common stock withheld to satisfy tax withholding obligations or to pay the exercise price of an option are counted against the aggregate share limit and are not made available for future awards under the 2013 Plan.

        The following limits have been established under the 2013 Plan:

  •
  The maximum number of shares that may be issued as incentive stock options may not exceed 3,000,000 shares.

  •
  The maximum number of shares of common stock that may be subject to awards granted to any one individual during any twelve-month period may not exceed 500,000 shares.

  •
  The maximum amount of cash compensation that may be paid under awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code granted to any one individual during any twelve-month period may not exceed $5,000,000.

  •
  The maximum fair market value, determined as of the date of grant, of awards granted for services as a director during any twelve-month period may not exceed $500,000.

Types of Awards

        Awards under the 2013 Plan may consist of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and dividend equivalents, each as described below.

  Options

        Stock options entitle the participant to purchase shares of our common stock at a specified price. Options must have an exercise price that is at least the fair market value of our common stock on the date of grant (or 110% of the fair market value with respect to incentive stock options granted to participants who hold more than 10% of our stock). Options may be either incentive stock options that comply with the requirements of Section 422 of the Code or non-qualified stock options that do not comply with such requirements. Incentive stock options may only be granted to employees. An option's term may not be longer than seven years (or five years in the case of incentive stock options granted to participants who hold more than 10% of our stock). The aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an individual in any one calendar year may not exceed $100,000.

        The award notice will specify the acceptable method(s) for payment of the exercise price of an option, which may include (a) cash, (b) a check acceptable to us, (c) the delivery of shares (including shares otherwise issuable pursuant to the option or shares that have been held by the participant for such period of time as required by the Committee in its discretion) with a fair market value equal to such exercise price, (d) by a "cashless broker exercise" through procedures established or approved by the Committee, (e) by any other form of legal consideration acceptable to the Committee, or (f) by any combination of the foregoing. However, no participant is permitted to pay the exercise price of an option, or continue any extension of payment with respect to the exercise price of an option, with a loan from us or with a loan arranged by us in violation of Section 13(k) of the Exchange Act.

        Unless otherwise set forth in the applicable award notice, (i) vested options may be exercised for a period of three months following termination of employment or service (other than a termination for cause, in which case all vested options shall be automatically forfeited upon termination, and (ii) unvested options will automatically terminate upon termination, provided that if such termination is due to the participant's death, disability or retirement, all unvested options will vest in full upon such termination and will remain exercisable for a period of two years following termination.

  Restricted Stock

        A restricted stock award is a grant of shares of common stock at a per share purchase price determined by the Committee (which may equal zero) that is non-transferable and may be subject to a substantial risk of forfeiture until certain conditions determined by the Committee are met. The restrictions imposed on awards of restricted stock may relate to one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of the Committee.

        During the restricted period for any award of restricted stock, the participant is entitled to voting, dividend and other ownership rights with respect to such shares of restricted stock (except as otherwise described below with respect to restricted stock subject to performance-based vesting conditions). However, unless and until the restrictions lapse or expire, we will retain custody of the restricted stock and the participant may be obligated to forfeit and surrender the shares to us under certain circumstances as determined by the Committee.

        Unless otherwise set forth in the applicable award notice, unvested shares of restricted stock will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death or disability, all restrictions upon such shares will lapse upon termination (with any applicable performance measures deemed achieved at 100% of target).

  Restricted Stock Units

        Restricted stock units evidence the right to receive shares (or their equivalent value in cash) that is restricted or subject to forfeiture provisions. The restrictions imposed on restricted stock units may relate to one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. Each award of restricted stock units may have different restrictions as established in the sole discretion of the Committee.

        Unless and until the restrictions have lapsed and the shares have been registered in the participant's name, the participant will not be entitled to vote the shares of common stock underlying the restricted stock units or enjoy any other stockholder rights, and may be required to forfeit the restricted stock units under certain circumstances as determined by the Committee. Upon the lapse of the applicable restrictions or at such times as determined by the Committee and set forth in the award notice (but no earlier than the date on which the restrictions lapse), the participant will receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock, cash, other equity compensation, or a combination thereof, as determined by the Committee.

        Unless otherwise set forth in the applicable award notice, unvested restricted stock units will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death or disability, all unvested restricted stock units will become vested upon termination (with any applicable performance measures deemed achieved at 100% of target).

  Stock Appreciation Rights

        A stock appreciation right is a right to receive a payment, in cash or shares, equal to the excess of the fair market value of the shares subject to such stock appreciation right over the exercise price thereof, less applicable withholding. Stock appreciation rights may be subject to restrictions, and participants may be required to forfeit the stock appreciation rights under certain circumstances, as determined by the Committee. The restrictions imposed on stock appreciation rights may relate to one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. Stock appreciation rights may have different restrictions as established in the sole discretion of the Committee.

        The exercise price of the stock appreciation rights will be at least the fair market value of the shares of the common stock underlying the stock appreciation rights on the date of grant. Upon the lapse of any applicable restrictions and a participant's subsequent exercise of the stock appreciation rights, the participant will be entitled to receive payment in an amount equal to: (i) the difference between the fair market value of the underlying shares of common stock subject to the stock appreciation rights on the date of exercise and the per share exercise price; times (ii) the number of shares of common stock underlying the stock appreciation rights; less (iii) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock or cash, or a combination thereof, as determined by the Committee.

        Unless otherwise set forth in the applicable award notice, unvested stock appreciation rights will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death, disability or retirement, all unvested stock appreciation rights will become vested upon termination (with any applicable performance measures deemed achieved at 100% of target).

  Performance Awards

        Performance awards entitle participants to receive a payment, in cash or shares, upon the attainment of specified performance measures. The Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance will be measured. In addition, the Committee will determine whether performance awards are intended to constitute qualified performance-based compensation under Section 162(m) of the Code, in which case the award shall be subject to such limitations, terms and conditions necessary to comply with the requirements of Section 162(m) of the Code and qualify as performance-based compensation. Section 162(m) of the Code is discussed in more detail below.

        A performance award is contingent upon our future performance or the future performance of any of our affiliates, or a division or department of us or any of our affiliates during the performance period. With respect to any performance award intended to qualify as performance-based compensation under Section 162(m) of the Code, either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed, the Committee will, in writing, (i) select the performance measures applicable to the performance period, and (ii) establish the performance targets and amounts of performance awards, as applicable, which may be earned for the performance period.

        The vesting of the performance award is based upon one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. However, the vesting of any performance award that is intended to qualify as performance-based compensation under Section 162(m) of the Code is based solely on (i) to the extent required by Section 162(m)(4) of the Code, the participant's continued service as an employee, director or consultant through the applicable performance period, and (ii) the attainment of one or more performance targets based on one or more performance measures.

        In order to constitute qualified performance-based compensation under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance targets based on one or more performance measures set by the Committee and linked to stockholder-approved performance criteria. The performance measures that may be used include the following: (a) the price of a share of our common stock, (b) earnings per share, (c) market share, (d) the market share of a business unit of us that is designated by the Committee, (e) sales, (f) the sale of a business unit of us that is designated by the Committee, (g) net income (before or after taxes) of us or any business unit of us that is designated by the Committee, (h) cash flow return on investment, cash value added, and/or working cash flow of us or any business unit of us that is designated by the Committee, (i) earnings before or excluding interest, taxes, depreciation, amortization or any other items designated by the Committee, (j) economic value added, (k) stockholders' equity and/or return on stockholders' equity achieved by us, (l) return on capital (including return on total capital or return on invested capital) employed by us or any business unit of us that is designated by the Committee, (m) total stockholders' return achieved by us, (n) working capital of us or any business unit of us that is designated by the Committee, (o) selling, general and administrative expense of us or any business unit of us that is designated by the Committee, (p) gross margin and/or gross margin percent of us or any business unit of us that is designated by the Committee, (q) operating margin and/or operating margin percent of us or any business unit of us that is designated by the Committee, (r) revenue, (s) revenue or product revenue growth, (t) pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus) of us or any business unit of us that is designated by the Committee, (u) net earnings or loss of us or any business unit of us that is designated by the Committee, (v) return on assets or net assets, (w) attainment of strategic and operational initiatives, (x) gross profits, (y) comparisons with various stock market indices, (z) reductions in cost, (aa) improvement in or attainment of expense levels or working capital levels, (bb) year-end cash, (cc) debt reduction, (dd) implementation or completion of projects and processes, (ee) customer satisfaction, (ff) budget management, (gg) debt covenant leverage ratios, and/or (hh) financing.

        A performance target based on any one or more performance measures may be absolute or relative to (i) one or more other companies, (ii) one or more indexes or (iii) to one or more prior year's performance. In addition, a performance target based on any one or more performance measures may be subject to objectively determinable adjustments, including one or more of the following items or events: (i) items related to changes in accounting standards (including changes required by the Financial Accounting Standards Board); (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by us during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of our core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

        Following the end of the applicable performance period, the participant will be entitled to receive payment with respect to the performance award (not exceeding the maximum value of the award) based on the achievement of the performance targets based on one or more performance measures for such period, as determined by the Committee. The Committee must certify in writing that the applicable performance targets based on one or more performance measures were satisfied prior to the payment of any qualified performance-based awards. Payment of a performance award may be made in cash, common stock, stock options, other equity compensation, or a combination thereof, as determined by the Committee. If a performance award covering shares of common stock is paid in cash, payment will be based on the fair market value of a share of common stock on the payment date.

        Unless otherwise set forth in the applicable award notice, unvested performance awards will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death or disability, all unvested performance awards will become vested upon termination (based on the level of performance determined by the Committee as of the date of termination or, if such performance level has not yet been determined, at 100% of target).

  Other Stock-Based Awards

        Other stock-based awards are awards of shares of our common stock, which may be subject to the attainment of performance targets based on one or more performance measures, continued service requirements, or such other criteria as the Committee determines. The Committee will determine the number or the value of shares subject to such awards. Other stock-based awards may (but are not required to) be granted in lieu of base salary, bonuses, fees or other cash compensation otherwise payable to a participant.

  Dividend Equivalents

        Dividend equivalents entitle participants to receive the equivalent value (in cash or additional shares) of dividends in respect of other awards held by participants. Dividend equivalents with respect to an award that vests based on the attainment of performance-based objectives that are based on dividends paid prior to the vesting of such award will only be paid to a participant to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. Additionally, the 2013 Plan provides that dividend equivalents are not payable with respect to options or stock appreciation rights.

Acceleration of Vesting; Award Terms

        Subject to certain limitations set forth in the 2013 Plan and to the limitations on the acceleration of awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may, in its discretion, accelerate the vesting of all or any portion of an outstanding award under the 2013 Plan on such terms and conditions as it determines. The Committee will determine the term of each award; however, in no event may the term of any award exceed a period of ten years (or such shorter period as may be required for stock options and stock appreciation rights).

Transferability

        Awards granted under the 2013 Plan generally are not transferable except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) if vested, with the consent of the Committee, provided that any such transfer is permitted under the applicable securities laws.

Recapitalizations, Reorganizations and Corporate Changes

        If there is any change in the common stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock that would dilute or enlarge the rights of participants (excluding any equity restructuring), the Committee has the discretion to equitably or proportionally adjust the number and price of shares or other securities or property subject to outstanding awards, and may appropriately adjust the share reserve and the award limits under the 2013 Plan. Upon a subdivision, consolidation or payment of a dividend, excluding any equity restructuring, the number of shares subject to and per share purchase price of outstanding awards will be proportionately adjusted. In addition, upon certain non-reciprocal transaction known as "equity restructurings," the Committee will make equitable adjustments to the common stock that may be issued under the 2013 Plan and outstanding awards.

        In the event of a corporate change, which includes but is not limited to a merger or the sale or other disposition of all or substantially all of our assets, the Committee has the discretion to take any one or more of the following actions without participant consent whenever it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2013 Plan, with respect to awards under the 2013 Plan, or to facilitate the corporate change: (i) provide that outstanding awards will become exercisable or payable or fully vested (with any awards subject to performance measures payable at such levels determined by the Committee), (ii) provide for the termination of outstanding awards in exchange for cash or the replacement of outstanding awards, in either case, with an aggregate value equal to the amount that would have been attained upon the exercise of such awards or the realization of the participant's rights, (iii) equitably or proportionally adjust the number and type of shares or other securities or property subject to, and/or the terms and conditions of, outstanding awards, or (iv) provide for the assumption or substitution of outstanding awards, with appropriate adjustments in the number and kind of shares and prices. Notwithstanding the foregoing, if an award notice provides for more favorable treatment in connection with a corporate change than the treatment that would otherwise apply to an award under the 2013 Plan, then the terms of the award notice (rather than the terms of the 2013 Plan) will govern the treatment of the award in connection with a corporate change.

Amendment and Termination

        The Board of Directors or the Committee may, in its discretion, terminate the 2013 Plan or alter, modify or amend the 2013 Plan or any part of the 2013 Plan at any time, provided that (i) the Board of Directors or Committee may not take any action that impairs the rights of any participant with respect to an outstanding award without the consent of the participant, and (ii) stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or the requirements of any securities exchange on which the common stock is then-listed. In addition, stockholder approval will be required to (i) increase the maximum number of shares issuable pursuant to the 2013 Plan, (ii) reduce the exercise price of an outstanding stock appreciation right or option or cancel and replace any outstanding option with an option having a lower exercise price, or (iii) cancel any outstanding option or stock appreciation right in exchange for cash or another award when the per share price of the option or stock appreciation right exceeds the fair market value of the underlying shares of common stock.

Federal Income Tax Consequences of the 2013 Plan, as Amended by the Second Amendment

        The following is a brief summary of the United States federal income tax consequences applicable to awards granted under the 2013 Plan, as amended by the Second Amendment. The discussion below is based upon United States federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances, or the tax consequences of any awards granted to participants who reside outside of the United States.

  Non-Qualified Options

        A participant will not recognize taxable income upon the grant of non-qualified stock options. Generally, a participant will recognize ordinary income at the time of exercise equal to the difference between the exercise price and the fair market value of the shares of common stock on the exercise date. We will be entitled to a corresponding deduction in the year in which the participant recognizes income.

  Incentive Stock Options

        Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price will be an adjustment in computing the participant's alternative minimum tax in the year of exercise. Additionally, if the participant holds the shares of common stock received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant, and we will not be entitled to any deduction.

        If a participant disposes of shares acquired upon exercise of an incentive stock option that have not been held for the requisite holding period, the incentive stock option will be treated as an option that does not meet the requirements of the Code for incentive stock options, and the participant will recognize ordinary income in the year of the disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price or (b) the excess of the amount realized on disposition over the exercise price. Generally, we will be entitled to a corresponding deduction in the year in which the participant recognizes income.

  Other Awards

        The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code); restricted stock units, performance awards, other stock-based awards, and dividend equivalents are generally subject to tax at the time of payment. We will generally be entitled to a corresponding deduction in the year in which the participant recognizes income with respect to an award.

Section 162(m) of the Code

        Section 162(m) of the Code, in general, limits a public corporation from taking a deduction for annual compensation in excess of $1 million for certain of its executive officers. However, the deduction limit does not apply to certain "qualified performance-based" compensation under Section 162(m) of the Code. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that: (i) the compensation be paid solely upon the attainment of one or more pre-established objective performance measures; (ii) the performance measures must be established by a compensation committee comprised of two or more "outside directors"; (iii) the material terms of the performance measures must be disclosed to and approved by the stockholders; and (iv) the compensation committee of "outside directors" must certify that the performance measures have indeed been met prior to payment. Section 162(m) of the Code contains a special rule for stock options and stock appreciation rights that provides that stock options and stock appreciation rights will satisfy the "qualified performance-based compensation" exemption if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date

        The 2013 Plan has been designed to permit the Committee to grant stock options and other awards which will qualify as "performance-based compensation" under Section 162(m) of the Code.

Section 409A of the Code

        Certain types of awards under the 2013 Plan, such as restricted stock units and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2013 Plan has been, and we intend that awards under the 2013 Plan will be, structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Committee, the 2013 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

        The 2013 Plan, as amended by the Second Amendment, permits awards to our non-employee directors, as well as to employees (including executive officers) and consultants of us and our affiliates. Certain tables in this Proxy Statement under the heading "Compensation Discussion and Analysis," including the Summary Compensation Table for 2015, Grants of Plan-Based Awards for 2015 table and Outstanding Equity Awards at Fiscal Year-End for 2015 table set forth information with respect to prior awards granted to our individual named executive officers under the 2013 Plan. The grant of awards are within the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants under the 2013 Plan, as amended by the Second Amendment.

Awards Granted

        The following table provides information with respect to awards granted under the 2013 Plan to our named executive officers, directors and employees since its inception through March 2, 2016. As stated above, it is not possible to determine the amounts of awards that will be granted in the future to participants under the 2013 Plan, as amended by the Second Amendment.

Name and Position	Shares Underlying Option Grants	Shares Underlying Restricted Stock Unit Grants	Restricted Stock Granted
D. Bradley Childers, President and Chief Executive Officer	62,713	—	242,778
David S. Miller, Senior Vice President and Chief Financial Officer	—	—	44,613
Jon C. Biro, Former Senior Vice President and Chief Financial Officer	—	—	31,371
Robert E. Rice, Senior Vice President and Chief Operating Officer	12,353	—	80,364
Donald C. Wayne, Senior Vice President, General Counsel and Secretary	—	—	44,398
Kenneth R. Bickett, Former Vice President and Chief Accounting Officer	—	—	9,462
Daniel K. Schlanger, Former Senior Vice President, Sales and Marketing	19,350	—	26,843
All Current Executive Officers as a Group	75,066	—	422,606
Anne-Marie N. Ainsworth, Director Nominee	—	—	3,047
Wendell R. Brooks, Director Nominee	—	—	8,413
Gordon T. Hall, Director Nominee	—	—	6,951
Frances Powell Hawes, Director Nominee	—	—	3,047
J.W.G. "Will" Honeybourne, Director Nominee	—	—	6,951
James H. Lytal, Director Nominee	—	—	3,047
Mark A. McCollum, Director Nominee	—	—	6,951
All Current Directors Who Are Not Executive Officers as a Group	—	—	38,407
Each Associate of Any of Such Directors, Executive Officers or Nominees	—	—	—
Each Other Person Who Received or Is to Receive 5 Percent of Such Options, Warrants or Rights	—	—	—
All Employees Who Are Not Executive Officers as a Group	31,443	111,745	783,390

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2015, with respect to the Archrock compensation plans under which our common stock is authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity compensation plans approved by security holders(1)	1,287,021	(3)	18.28	(4)	4,761,111
Equity compensation plans not approved by security holders(2)			—		48,022

Total	1,287,021				4,809,133

(1)
Comprised of the Archrock, Inc. 2013 Stock Incentive Plan, the Archrock, Inc. Amended and Restated 2007 Stock Incentive Plan, the Archrock, Inc. Employee Stock Purchase Plan and the Universal Compression Holdings, Inc. Incentive Stock Option Plan.

(2)
Comprised of the Archrock, Inc. Directors' Stock and Deferral Plan.

(3)
Consists of 1,246,412 shares of common stock subject to outstanding options and 40,609 shares of common stock subject to outstanding restricted stock units.

(4)
Represents the weighted average exercise price of outstanding options and is calculated without taking into account the 40,609 shares of common stock subject to outstanding restricted stock units that become issuable without the payment of a purchase price as those units vest.

PROPOSAL 4
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2015, as described this Proxy Statement.

        As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors' Recommendation

        The Board has determined to hold a "say on pay" advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote "FOR" the following resolution:

        "RESOLVED, that the stockholders of Archrock, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2015, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

Vote Required

        Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted "for" approval must exceed the number of shares voted "against" approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

        Unless the Board modifies its determination of the frequency of future "say on pay" advisory votes, the next "say on pay" advisory vote will be held at our 2017 Annual Meeting of Stockholders.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The following discussion addresses our 2015 compensation for our named executive officers identified below. Effective November 3, 2015, we spun-off our international contract operations, international aftermarket services and global fabrication businesses into a standalone, publicly traded company, Exterran Corporation (the "Spin-off"). In connection with the Spin-off, there were several changes to our leadership during fiscal year 2015, as described below.

        Jon C. Biro, formerly our Senior Vice President and Chief Financial Officer, was appointed Senior Vice President and Chief Financial Officer of Exterran Corporation effective October 30, 2015. David S. Miller, Senior Vice President and Chief Financial Officer of Archrock GP LLC, was appointed to succeed Mr. Biro as our Senior Vice President and Chief Financial Officer.

        Daniel K. Schlanger, formerly our Senior Vice President, Sales and Marketing, was appointed an executive officer of Exterran Corporation on October 30, 2015 and is no longer employed by us.

        In addition to the above leadership changes, Kenneth R. Bickett served as our Vice President and Chief Accounting Officer until his retirement on December 31, 2015.

        After taking into account this transition in our leadership team during fiscal year 2015, our named executive officers (collectively, the "Named Executive Officers") for 2015 were:

  •
  D. Bradley Childers, President and Chief Executive Officer;

  •
  David S. Miller, Senior Vice President and Chief Financial Officer;

  •
  Jon C. Biro, Former Senior Vice President and Chief Financial Officer;

  •
  Robert E. Rice, Senior Vice President and Chief Operating Officer;

  •
  Donald C. Wayne, Senior Vice President, General Counsel and Secretary;

  •
  Kenneth R. Bickett, Former Vice President and Chief Accounting Officer; and

  •
  Daniel K. Schlanger, Former Senior Vice President, Sales and Marketing.

        Many of the compensation determinations made during 2015 were made taking into account the Spin-off. Additionally, in connection with the Spin-off, several adjustments were made to outstanding equity awards held by Exterran Holdings, Inc. ("Exterran Holdings") employees at the time of the Spin-off, including the Named Executive Officers, as described in more detail below under "— LTI Award Adjustments in Connection with the Spin-off."

        This Compensation Discussion and Analysis will discuss in greater detail our compensation objectives and policies, each element of compensation, how each element of compensation relates to our compensation objectives and policies, and how each element of compensation ultimately ties to our corporate strategy to strengthen company performance and generate stockholder value. The following discussion addresses 2015 compensation both prior to and following the Spin-off. Accordingly, references to the Company, "we" or "us" prior to the completion of the Spin-off refer to Exterran Holdings, and references to the Company, "we" or "us" following the completion of the Spin-off refer to Archrock.

        Elements of Compensation.    Our executive compensation program is designed (i) to align our executive officers' pay with individual and Company performance in order to achieve growth, profitability and return for our stockholders, and (ii) to attract and retain talented executives who are critical to our short- and long-term success. The key elements of our Named Executive Officers' compensation and the primary objectives of each are:

  •
  Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;

  •
  Annual performance-based incentive compensation promotes short-term performance objectives and rewards executives for their contributions toward achieving those objectives;

  •
  Long-term incentive ("LTI") compensation aligns executives' interests with our stockholders' interests, emphasizes long-term financial and operational performance, and helps retain key executives;

  •
  Retirement savings, health and welfare benefits provide retirement income and protection against the financial hardship that can result from illness, disability or death; and

  •
  Severance benefit and change of control arrangements aid in attracting and retaining executive talent, particularly during any potential transition period due to a change of control.

        Each of these elements of compensation is further described below.

        LTI Award Adjustments in Connection with the Spin-off.    As discussed above, we completed the Spin-off of Exterran Corporation on November 3, 2015. In connection with the Spin-off, we entered into an Employee Matters Agreement with Exterran Corporation, which (among other items) addressed the treatment of Exterran Holdings equity awards at the time of the Spin-off. Specifically, in connection with the Spin-off, Exterran Holdings' equity awards (including equity awards held by our Named Executive Officers) were subject to the following adjustments, effective as of immediately prior to the Spin-off:

  •
  Pre-2015 Awards.  Each outstanding Exterran Holdings stock option, restricted stock award, restricted stock unit award and performance unit award granted prior to calendar year 2015, whether vested or unvested, was split into two awards of the same type as the underlying pre-Spin-off award, consisting of an Archrock award and an Exterran Corporation award. In the case of outstanding non-qualified options, the exercise price was also adjusted to preserve the spread between the exercise price and the applicable market closing price immediately prior to and following the Spin-off.

  •
  2015 Awards.  Each Exterran Holdings restricted stock award, restricted stock unit award and performance unit award granted in calendar year 2015 was converted solely into an award of the same type as the underlying pre-Spin-off award denominated in the common stock of the Named Executive Officer's post-spin employer, either Archrock or Exterran Corporation, as applicable.

  •
  Incentive Stock Options.  Notwithstanding the above, outstanding Exterran Holdings "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code (the "Code")) were converted solely into options denominated in shares of common stock of the applicable Named Executive Officer's post-spin employer if he elected, prior to the Spin-off, to preserve the tax treatment of his incentive stock options. Incentive stock options held by an individual who did not elect, prior to the Spin-off, to preserve the tax treatment of his incentive stock options were adjusted as otherwise described above.

  •
  General Terms.  Equity awards that were adjusted as described above generally remain subject to the same vesting schedules and other terms and conditions as applied to the underlying Exterran Holdings awards immediately prior to the Spin-off.

        In addition, in connection with the Spin-off, all of the then-outstanding phantom units of Exterran Partners, L.P., renamed Archrock Partners, L.P. (the "Partnership") held by Mr. Schlanger were accelerated in full.

        For additional information with respect to the Archrock equity award adjustments made in connection with the Spin-off, please see the Employee Matters Agreement between us and Exterran Corporation, dated November 3, 2015, which is Exhibit 10.1 to our Form 8-K filed on November 5, 2015.

        2015 Executive Compensation Program Reflects Best Practices.    The Compensation Committee believes that our compensation program provides balanced incentives and does not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee periodically evaluates market best practices in executive compensation, and makes appropriate modifications to our program to ensure that it continues to meet these objectives. The Compensation Committee has incorporated a number of stockholder-aligned compensation governance practices into our executive compensation program, including:

  •
  Emphasis on variable, or "at-risk," compensation designed to link pay with performance;

  •
  Emphasis on LTI compensation designed to align management's interests with our stockholders' interests;

  •
  Stock ownership policies for officers and directors;

  •
  Prohibition on hedging in Company securities;

  •
  Double-trigger vesting of equity awards;

  •
  Double-trigger change of control severance agreements;

  •
  Engagement of an independent compensation consultant to advise the compensation committee;

  •
  Limited use of perquisites, with a prohibition on tax gross-ups for perquisites; and

  •
  Prohibition on excise tax gross-ups in all change of control agreements and other executive compensation agreements.

Compensation Philosophy and Objectives

        The primary objectives of our executive compensation program are to:

  •
  Pay competitively — The Compensation Committee believes that, to attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and return for our stockholders, our total compensation should be competitive with that of comparably-sized companies across a variety of industries and within the oilfield services sector, as further described below in "How Our Compensation Committee Determines Executive Compensation."

  •
  Pay for performance — Our emphasis on performance-based, variable compensation is an important component of our overall compensation philosophy. Cash bonuses and equity-based incentive awards based on annual performance combined with time-based equity awards that vest over several years balance short-term and long-term business objectives. Approximately 84% of our Chief Executive Officer's 2015 targeted total direct compensation (base salary plus targeted annual cash incentive and LTI equity award ("LTI Award") levels) and approximately 69% of our other Named Executive Officers' 2015 targeted total direct compensation (taken as a group) was variable, with realized value dependent upon future performance. Targeted annual LTI Awards exclude the retention awards granted subsequent to the Spin-off, which are described below under "Long-Term Incentive Compensation — Retention Restricted Stock Awards."

  •
  Align management's interests with our stockholders' interests — Our emphasis on equity-based compensation and ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

How Our Compensation Committee Determines Executive Compensation

        The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers the following:

  •
  Current and past total compensation, including a review of base salary, short-term incentive pay and the value of LTI Awards received;

  •
  Data and analysis provided by the Compensation Committee's independent compensation consultant, as further detailed below;

  •
  Our Chief Executive Officer's recommendations (other than with respect to his own compensation);

  •
  Company performance and operating unit performance (where applicable), as well as each executive's impact on performance;

  •
  Each executive's relative scope of responsibility and potential;

  •
  Individual performance and demonstrated leadership;

  •
  Internal pay equity considerations; and

  •
  Any other factors that the Compensation Committee deems relevant.

        No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Compensation Committee's assessment of all relevant information.

        The Compensation Committee also considers the outcome of the Company's advisory stockholder vote on our executive compensation program. At the 2015 annual stockholders' meeting, approximately 97% of our stockholders who voted on our "say-on-pay" proposal approved the compensation of our Named Executive Officers. The Compensation Committee believes that this strong stockholder vote indicates continued support for our executive compensation program and was a factor in the Compensation Committee's decision to make no significant changes to our executive compensation program design for 2015.

        Our Board of Directors previously determined to hold an advisory stockholder vote on the compensation of our named executive officers on an annual basis. Accordingly, our next advisory say-on-pay vote (following our 2016 annual stockholders' meeting) will occur at our 2017 annual stockholders' meeting.

        Compensation Consultant Analysis.    For 2015, the Compensation Committee engaged Pearl Meyer, an independent third-party compensation consultant, to:

  •
  provide a competitive review of executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation, compared with independent and objective market data; and

  •
  provide information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

        For 2015, Pearl Meyer provided an analysis of data derived from (i) proxy statements filed by the members of our peer group, as further described below, and (ii) surveys of the compensation practices of companies in the oilfield services industry, the broader energy industry and across a variety of industries, in each case with annual revenues ranging from approximately $1.0 billion to $3.0 billion. In performing its analysis, Pearl Meyer generally placed more weight on the proxy compensation data than on the information derived from the compensation surveys.

        Because many of our direct competitors were not, during 2015, publicly traded or of a comparable size, our 2015 peer group included a diversity of oilfield services and related companies with a range of revenues and with both domestic and international operations. The Compensation Committee believes this peer group included companies with which we may compete for technical and managerial talent and provided an appropriate reference point for assessing the competitiveness of our compensation program. The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant.

        Our 2015 peer group included:

Basic Energy Services, Inc.	Key Energy Services, Inc.	Patterson-UTI Energy, Inc.
Cameron International Corporation	McDermott International, Inc.	RPC, Inc.
Dresser-Rand Group Inc.	Oceaneering International, Inc.	Superior Energy Services, Inc.
Flowserve Corporation	Oil States International, Inc.	Willbros Group, Inc.

        For 2015, the Compensation Committee used Pearl Meyer's analysis to help structure a competitive executive compensation program, position executive compensation within a target range (by referencing the market at the 50th percentile), and make individual compensation decisions based on comparable positions at those companies with which we compete for talent, with the following results:

Cash Compensation

•

calculated for each Named Executive Officer as the sum of his base salary (annualized) for 2015 and his 2015 target short-term incentive compensation.

Total Direct Compensation

•

calculated for each Named Executive Officer as the sum of his Cash Compensation for 2015 and the grant date fair value of equity-based awards granted to him during 2015, excluding the retention awards granted subsequent to the Spin-off, which are described below under "Long-Term Incentive Compensation — Retention Restricted Stock Awards."

2015 Compensation Positioning for Target Cash Compensation and Target Total Direct Compensation

•

averaged between the 25th and 50th percentile for our Named Executive Officers, including the Chief Executive Officer.

        While the Compensation Committee took into consideration the analysis provided, Pearl Meyer did not make any specific recommendation as to the Named Executive Officers' compensation levels or performance targets for 2015.

        Following review and consultation with Pearl Meyer, the Compensation Committee has determined that Pearl Meyer is independent and that no conflict of interest, either currently or during 2015, results from this engagement. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

        Role of Management.    The most significant aspects of management's, including our Chief Executive Officer's, role in the compensation-setting process are:

  •
  recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

  •
  preparing and distributing materials for Compensation Committee review and consideration;

  •
  recommending corporate performance goals on which performance-based compensation will be based; and

  •
  assisting in the evaluation of employee performance.

        Our Chief Executive Officer annually reviews the performance of each of the executive officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which the Compensation Committee considers along with the other factors discussed above.

Base Salary

        The Compensation Committee has determined that, to attract external executive talent and support the development and retention of current executives, base pay should be competitive, as described above. In February 2015, the Compensation Committee reviewed the base salaries of our Named Executive Officers based upon the considerations discussed above under "How Our Compensation Committee Determines Executive Compensation" and determined not to make any increases to our executive officers' (including our Named Executive Officers') base salaries for 2015 in light of market conditions, including an uncertain economic environment within our industry.

        Our Named Executive Officers' 2015 base salaries were:

Executive Officer	Title	2015 Base Salary ($)
D. Bradley Childers	President and Chief Executive Officer	800,000
David S. Miller	Senior Vice President and Chief Financial Officer	330,000
Jon C. Biro	Former Senior Vice President and Chief Financial Officer	420,000
Robert E. Rice	Senior Vice President and Chief Operating Officer	400,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	375,000
Kenneth R. Bickett	Former Vice President and Chief Accounting Officer	274,500
Daniel K. Schlanger	Former Senior Vice President, Sales and Marketing	420,000

Annual Performance-Based Incentive Compensation

        During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers' compensation for that year. In February 2015, the Compensation Committee adopted the short-term incentive program for 2015 (the "2015 Incentive Program"). Each Named Executive Officer's cash incentive target was a specified percentage of his base salary in 2015. The Compensation Committee determined not to increase our Named Executive Officers' cash incentive targets in 2015 from their cash incentive targets in 2014. In determining the cash incentive opportunity for each Named Executive Officer, the Compensation Committee considered the factors discussed above under "How Our Compensation Committee Determines Executive Compensation."

        Under the 2015 Incentive Program, each Named Executive Officer's cash incentive target was:

Executive Officer	Title	2015 Cash Incentive Target (% of base salary)	2015 Cash Incentive Target ($)
D. Bradley Childers	President and Chief Executive Officer	110	880,000
David S. Miller	Senior Vice President and Chief Financial Officer	70	231,000
Jon C. Biro	Former Senior Vice President and Chief Financial Officer	70	294,000
Robert E. Rice	Senior Vice President and Chief Operating Officer	70	280,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	65	243,750
Kenneth R. Bickett	Former Vice President and Chief Accounting Officer	40	109,800
Daniel K. Schlanger	Former Senior Vice President, Sales and Marketing	70	294,000

        Each Named Executive Officer's potential cash payout under the 2015 Incentive Program ranged from 0% to 200% of his incentive target.

        Under the 2015 Incentive Program, the Compensation Committee could determine actual payouts to the Named Executive Officers by considering:

  (i)
  for all Named Executive Officers, Company performance, including an assessment of EBITDA, as adjusted, achieved by the Company for 2015,

  (ii)
  for Messrs. Rice and Schlanger, the results achieved by the North America operating unit and the Fabrication and Product Line unit, respectively, and for Messrs. Wayne and Bickett, the results achieved by the Corporate Services unit,

  (iii)
  each officer's individual contribution toward Company and/or operating unit performance, including his demonstrated leadership and implementation of our business strategy,

  (iv)
  Mr. Childers' recommendations (other than with respect to himself), and

  (v)
  any other factors or criteria that the Compensation Committee chose to consider, in its discretion.

No specific weight was given to any of these factors.

        Because the performance goals under the 2015 Incentive Program were established with respect to Exterran Holdings and the Spin-off did not occur until November of 2015, the Compensation Committee determined to assess Company performance based on the actual performance of Exterran Holdings and its affiliates prior to the Spin-off and the estimated performance of Exterran Holdings and its affiliates as of the Spin-off for the remainder of the 2015 fiscal year, as described further in the second footnote to the table below (rather than to take into account the actual performance of Exterran Holdings before the Spin-off and Archrock after the Spin-off).

        To assess 2015 Company performance, the Compensation Committee considered where EBITDA, as adjusted, for purposes of the 2015 Incentive Program, achieved for 2015 fell within the target range shown in the table below. In early 2015, due to industry and market conditions, Exterran Holdings' compensation committee determined to set the performance percentage for achievement of target EBITDA, as adjusted, at 75%.

	Below Threshold	Threshold	Target	Maximum	2015 Actual(2)
EBITDA, as adjusted (in millions)(1)	<$525	$525	$656	$787	$644
Company performance percentage	0	50%	75%	150%	73%

(1)
EBITDA, as adjusted, is calculated as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other charges. EBITDA, as adjusted for purposes of the 2015 Incentive Program, makes further adjustments, in the Compensation Committee's discretion, relating to certain items that are generally unusual or non-recurring in nature.

(2)
Calculated as (i) actual EBITDA, as adjusted, for the first ten months of 2015 plus (ii) estimated EBITDA, as adjusted, for the final two months of 2015 as projected at the time of the Spin-off.

        To assess 2015 operating unit performance, the Compensation Committee considered the performance indicators shown below both prior to and after the Spin-off, since the Spin-off did not impact operating unit performance for the full year. For each of the Latin America, North America and Eastern Hemisphere operating units, the specified financial performance indicators were collectively weighted at 70%, and the specified customer service, people and safety performance indicators were collectively weighted at 30%. For each of the Fabrication/Product Line and the Corporate Services operating units, the specified financial performance indicators were collectively weighted at 80%, and the specified people and safety performance indicators were collectively weighted at 20%. Based on this assessment, achievement percentages for our operating units were determined to range from 50% to 89%.

Operating Unit
Performance Indicator(1)	Latin America	North America	Eastern Hemisphere	Fabrication/ Product Line	Corporate Services
Financial	Operating cash flow	Operating cash flow	Operating cash flow	EBITDA	Blended financial performance of Latin America, North America, Eastern Hemisphere and Fabrication/ Product Line operating units
	Contract operations and fabrication bookings	Net change in horsepower utilization	Net change in horsepower utilization	Fabrication bookings gross margin
		Operating expense management		Product line working capital
Customer Service	Service availability percentage	Service availability percentage	Service reliability percentage	Not applicable	Not applicable
People	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness
Safety	Preventable vehicle incident rate	Preventable vehicle incident rate	Total recordable incident rate	Total recordable incident rate	Total recordable incident rate
	Total recordable incident rate	Total recordable incident rate

(1)
We have not disclosed our target levels with respect to the achievement of these operating unit performance indicators because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

        Finally, the Compensation Committee considered each Named Executive Officer's individual contribution toward Company and/or operating unit performance including, as individually applicable, implementation of operational improvements, contribution toward Company performance goals and initiatives and demonstrated leadership ability. For Messrs. Miller and Wayne, the Archrock Compensation Committee also considered their significant efforts during 2015 toward the completion of the Spin-off.

        Following its assessment of Company performance, operating unit performance and individual performance, the Compensation Committee approved the following cash payments under the 2015 Incentive Program. These amounts were paid in March 2016.

Executive Officer	Title	2015 Incentive Program Payout ($)
D. Bradley Childers	President and Chief Executive Officer	500,000
David S. Miller	Senior Vice President and Chief Financial Officer	325,000
Jon C. Biro(1)	Former Senior Vice President and Chief Financial Officer	—
Robert E. Rice	Senior Vice President and Chief Operating Officer	181,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	350,000
Kenneth R. Bickett(2)	Former Vice President and Chief Accounting Officer	—
Daniel K. Schlanger(1)	Former Senior Vice President, Sales and Marketing	—

(1)
Messrs. Biro and Schlanger did not receive a payout under the 2015 Incentive Program from us as they were not employed by us as of the payment date.

(2)
Mr. Bickett did not receive a payout under the 2015 Incentive Program from us as he was not employed by us as of the payment date. Instead, as part of the cash severance payment made to Mr. Bickett in connection with his retirement on December 31, 2015, Mr. Bickett received payment of his 2015 cash incentive at target, prorated for the length of his service in 2015. Mr. Bickett's severance payments are described in more detail in the section below entitled "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control."

Long-Term Incentive Compensation

        Our Compensation Committee believes that awarding a meaningful portion of our Named Executive Officers' total compensation in the form of LTI Awards aligns our executives' interests with our stockholders' interests, emphasizes long-term financial and operational performance and helps to retain key executives. Specifically, the Compensation Committee may consider grants of:

  •
  Archrock Stock Options incentivize our key employees to work toward our long-term performance objectives and the goal to achieve future stockholder appreciation, because options have value only when the value of our common stock increases;

  •
  Archrock Restricted Stock and Restricted Stock Units to encourage retention and incentivize our key employees to work toward long-term performance goals by aligning their interests with our stockholders' interests;

  •
  Archrock Performance Awards encourage long-range planning through performance factors designed to focus key employees on year-over-year performance improvements and initiatives and reward sustained stockholder value creation; and

  •
  Partnership Phantom Units with distribution equivalent rights ("DERs") emphasize our growth objectives with respect to the Partnership. DERs are the right to receive cash distributions on the units.

        Grants of restricted stock, restricted stock units and performance awards during calendar year 2015 were made under the Archrock, Inc. 2013 Stock Incentive Plan (as amended, the "2013 Stock Incentive Plan"), which was approved by our stockholders in April 2013. The 2013 Stock Incentive Plan is administered by our Compensation Committee. Awards of Partnership phantom units are made from the Archrock Partners, L.P. Long-Term Incentive Plan (as amended, the "Partnership Plan"), which is administered by the compensation committee of Archrock GP LLC, the Partnership's managing general partner.

        LTI Awards are granted and valued based on the market closing price of our common stock or the Partnership's common units on the date of approval by the applicable compensation committee. LTI Awards to officers and employees generally vest one-third per year over a three-year period, subject to continued service through the vesting date. In addition, LTI Awards may be subject to accelerated vesting as described below under "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control."

        The Compensation Committee generally establishes its schedule for making annual LTI Awards several months in advance, and does not make such awards based on knowledge of material nonpublic information or in response to our stock price. This practice results in awards typically being granted on a regular, predictable cycle, after earnings information has been disseminated to the marketplace. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. In some instances, the Compensation Committee may be aware, at the time grants are made, of matters or potential developments that are not ripe for public disclosure at that time but that may result in public announcement of material information at a later date. Based on current 2016 market conditions, including an uncertain economic environment within our industry, the annual LTI Awards made by the Compensation Committee in March 2016 to our Named Executive Officers had aggregate grant date values lower than the amounts awarded to our Named Executive Officers in March 2015.

        2015 LTI Awards.    In determining the 2015 LTI Awards for each Named Executive Officer, the Compensation Committee considered the factors discussed above under "How Our Compensation Committee Determines Executive Compensation," and also reviewed share utilization with respect to the 2013 Stock Incentive Plan, potential overhang and burn rate under various award scenarios. Historically, stock options have comprised a portion of the LTI Awards for our executive officers. However, the Compensation Committee took into consideration the Spin-off when considering the mix of 2015 LTI Awards and determined not to award stock options in 2015 due to the complexity of the treatment of stock options in connection with the Spin-off. Therefore, the Compensation Committee approved a mix of 2015 LTI Awards for our Named Executive Officers that included restricted stock, performance units and Partnership phantom units. These awards were made in March 2015, and all of the awards vest one-third per year over a three-year period from the date of grant, subject to continued service through the vesting date.

        Performance Units.    The performance units awarded to the Named Executive Officers in 2015 (the "2015 Performance Units") were payable based on two alternative performance goals during the performance period from January 1, 2015 through December 31, 2015, namely (i) consummation of the Spin-off or (ii) achievement of EBITDA, as adjusted. In the event the Spin-off was consummated prior to the end of the performance period, the 2015 Performance Units would be deemed earned at 100% of target, and the achievement of EBITDA would not be applicable. In the event the Spin-off was not consummated prior to the end of the performance period, the 2015 Performance Units would be deemed earned from between 0% and 150% of target based on certain EBITDA performance. Because the Spin-off was consummated prior to the end of the performance period, the 2015 Performance Units were deemed earned at 100% of target.

        The earned 2015 Performance Units vest one-third per year over a three-year period from the date of grant, subject to continued service through each vesting date, and are payable in cash based on the market closing price of our common stock on the vesting date. In addition, the 2015 Performance Units were granted with tandem dividend equivalents, which are accrued during the performance period and are paid if and when the applicable performance goals are achieved and the 2015 Performance Units become earned. See the Grants of Plan-Based Awards Table for 2015 below for more information about the 2015 Performance Units awarded to our Named Executive Officers.

        Phantom Units.    During 2015, Messrs. Childers, Miller and Rice received an award of Partnership phantom units with DERs, granted by the Archrock GP LLC Compensation Committee. The DERs are paid as and when distributions are paid to the Partnership's common unit holders. Due to the uncertainty around the placement of Exterran Holdings' senior leadership team in connection with the Spin-off, only Messrs. Childers, Miller and Rice received an award of Partnership phantom units in 2015.

        Retention Restricted Stock Awards.    In connection with the Spin-off, on November 4, 2015, Messrs. Childers, Miller, Rice and Wayne, who continued to serve as our executive officers following the Spin-off, were each granted a restricted stock award which is intended to incentivize such executive to remain in employment with us following the Spin-off. These awards were made in addition to the regular grant of equity made in March 2015. The terms and conditions of these retention restricted stock awards are described in more detail below under "Executive Employment Letters" and set forth in the Grants of Plan-Based Awards Table for 2015.

Retirement Savings, Health and Welfare Benefits

        Our Named Executive Officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

        Retirement Savings Plan.    The Archrock 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible salary, up to the Code maximum deferral amount, on a pre-tax basis or on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant's contribution to a maximum of 1% of his or her annual eligible compensation, plus 50% of the participant's contribution from 2% to a maximum of 6% of his or her annual eligible compensation, for a total company match of up to 3.5% of annual eligible compensation. Participants vest in our matching contributions after two years of employment.

        Deferred Compensation Plan.    The Archrock Deferred Compensation Plan (the "Deferred Compensation Plan") allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Archrock 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these elections at any time, provided that such changes in elections comply with Section 409A of the Code.

        Health and Welfare Benefit Plans.    We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

        Perquisites.    As in prior years, we provided limited perquisites during 2015. Our Named Executive Officers were eligible for a taxable benefit of tax preparation and planning services. Company policy prohibits tax gross-ups on perquisites.

Executive Employment Letters

        In connection with the Spin-off, on November 3, 2015, each of Messrs. Childers, Miller, Rice and Wayne, who continued to serve as our executive officers following the Spin-off, entered into employment letters with us (the "Employment Letters"), which set forth the applicable Named Executive Officer's title and reporting relationship, base salary, annual target incentive and eligibility for annual equity awards. Messrs. Biro and Schlanger, who ceased to serve as our executive officers and commenced employment with Exterran Corporation at the time of the Spin-off, did not enter into Employment Letters with us. In addition, Mr. Bickett, who retired on December 31, 2015, did not enter into an Employment Letter with us at the time of the Spin-off.

        Under the Employment Letters, each of Messrs. Childers, Miller, Rice and Wayne are eligible to receive the same annual base salary, annual short-term incentive target and annual equity award value as in effect immediately prior to the Spin-off, which annual short-term incentive and annual equity award value are subject to annual review in the discretion of our Compensation Committee. In addition, each Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company for the benefit of its executives generally. Each Employment Letter also provides for the grant and/or payment of a retention incentive, either in shares of restricted stock, or a combination of cash and restricted stock, as described in more detail below. These retention incentives were specifically designed to encourage continued service of our Named Executive Officers up to and through the date of our Spin-off despite the uncertainty created by the transaction and, in the majority of cases, the available severance provisions in prior employment arrangements.

        Pursuant to his Employment Letter, on November 4, 2015, Mr. Childers received a retention incentive in the form of a restricted stock award, granted under the 2013 Stock Incentive Plan, with a grant date value of $2,000,000. Thirty-three percent of the restricted stock award was vested on the date of grant, thirty-three percent of the restricted stock award will vest on the first anniversary of the Spin-off, and thirty-four percent of the restricted stock award will vest on the second anniversary of the Spin-off, subject to Mr. Childers' continued employment with the Company through each applicable vesting date.

        Pursuant to their Employment Letters, Messrs. Miller, Rice and Wayne received retention incentives with aggregate values of $400,000, $1,200,000 and $400,000, respectively. Thirty-three percent of each such Named Executive Officer's retention incentive value was paid in the form of cash within 30 days following the Spin-off, and the remaining sixty-seven percent of the retention incentive value was granted on November 4, 2015 under the 2013 Stock Incentive Plan in the form of a restricted stock award which vests thirty-three percent on the first anniversary of the Spin-off and thirty-four percent on the second anniversary of the Spin-off, subject to the Named Executive Officer's continued employment with the Company through each applicable vesting date.

        Pursuant to their respective Employment Letters, each of Messrs. Childers, Miller, Rice and Wayne also entered into new severance benefit and change of control agreements with the Company, as described in more detail below under "— Severance Benefit Agreements and Change of Control Agreements." In addition, pursuant to their respective Employment Letters, each such executive waived his right to resign for "good reason" (as defined in their respective severance benefit and change of control agreements with the Company) in connection with any changes in his title, duties and/or responsibilities that have occurred or may occur in connection with the Spin-off.

Severance Benefit Agreements and Change of Control Arrangements

        Severance Benefit and Change of Control Agreements.    As of January 1, 2015, we were a party to severance benefit agreements and change of control agreements with each of our Named Executive Officers, and on November 3, 2015, we entered into new severance benefit agreements and change of control agreements with Messrs. Childers, Miller, Rice and Wayne, who continued to serve as our executive officers following the Spin-off, in connection with the Spin-off. Messrs. Biro and Schlanger, who ceased to serve as our executive officers and commenced employment with Exterran Corporation at the time of the Spin-off, did not enter into new severance benefit or change of control agreements with us. In addition, Mr. Bickett, who retired on December 31, 2015, did not enter into new severance benefit or change of control agreements with us at the time of the Spin-off.

        Our Compensation Committee believes that severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. Our change of control agreements are structured as "double trigger" agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within 18 months following a change of control. See "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control," below, for a description of the terms of the change of control agreements and the severance benefit agreements with our Named Executive Officers during 2015, as well as estimates of the potential payouts under those agreements.

        Equity Plans.    Our Amended and Restated 2007 Stock Incentive Plan (as amended, the "2007 Stock Incentive Plan"), the 2013 Stock Incentive Plan and the Partnership Plan each permit the accelerated vesting of outstanding equity awards upon a change of control. In March 2014, we determined to eliminate any single-trigger accelerated vesting with respect to future equity awards in order to incentivize our employees to remain in employment with us following a change of control. Accordingly, as of the date of this proxy statement, none of our outstanding equity awards, including all awards granted to employees under the 2013 Stock Incentive Plan and the Partnership Plan during 2015, are subject to accelerated vesting upon a change of control unless the grantee also incurs a qualifying termination of employment within eighteen months following the change of control (in which case the award will vest in full upon such termination). See "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control," below, for more information about equity vesting under various circumstances.

        401(k) Plan.    The Archrock 401(k) Plan provides for accelerated vesting of any unvested Company matching contributions following a change of control.

Other Policies and Considerations

        Stock Ownership Requirements.    The Compensation Committee believes that stock ownership requirements closely align our officers' interests with those of our stockholders by ensuring our officers have a meaningful ownership stake in our Company. Certain of our Named Executive Officers, including our Chief Executive Officer and our Chief Financial Officer, are required to hold an aggregate amount of our common stock and Partnership common units with a market value of at least three times his annual base salary (for our Chief Executive Officer, five times his annual base salary). In connection with the Spin-off, which resulted in a decrease in the market value of our common stock, our stock ownership policy was reset as of the effective time of the Spin-off to allow our executive officers a period of five years following the Spin-off to comply with this policy. Prior to the Spin-off, the Exterran Holdings compensation committee measured, and going forward, our Compensation Committee intends to measure, the stock ownership of our Named Executive Officers annually on each June 30.

        Prohibition on Hedging.    Company policy prohibits all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.

  Tax and Accounting Considerations:

        Section 162(m) of the Code.    Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is "performance-based" is excluded from this limitation. For compensation to be "performance-based," it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) of the Code on incentive compensation awards and other compensation decisions.

        Section 280G of the Code.    Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive's prior compensation. Our policy prohibiting tax gross-ups on income attributable to change of control agreements and other executive benefit agreements is discussed further in "Potential Payments upon Termination or Change of Control," below.

        Section 409A of the Code.    Section 409A of the Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

        Accounting for Stock-Based and Unit-Based Compensation.    We have followed Financial Accounting Standards Board Accounting Standards Codification 718, "Stock Compensation" ("ASC 718") in accounting for stock-based and unit-based compensation awards. ASC 718 requires companies to calculate the grant date "fair value" of their stock-based and unit-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based and unit-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

  Gordon T. Hall, Chair
  J.W.G. Honeybourne
  James H. Lytal
  Mark A. McCollum

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table for 2015

        The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)(1)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
D. Bradley Childers,	2015	800,000		—	5,300,002	—	500,000	205,409	6,805,411
President and Chief	2014	765,385		—	2,359,485	907,457	2,000,000	243,543	6,275,870
Executive Officer	2013	615,385		—	2,274,164	797,082	880,000	41,200	4,607,831
David S. Miller, Senior	2015	330,000		132,027	817,985	—	325,000	44,809	1,649,821
Vice President and
Chief Financial Officer
Jon C. Biro, Former	2015	355,385	(6)	—	800,006	—	—	26,781	1,182,172
Senior Vice President	2014	113,077		—	499,974	—	100,000	5,151	718,202
and Chief Financial
Officer
Robert E. Rice,	2015	400,001		396,039	1,453,969	—	181,000	57,257	2,488,266
Senior Vice President	2014	386,155		—	464,765	178,748	825,000	57,962	1,912,630
and Chief Operating
Officer
Donald C. Wayne,	2015	375,001		132,030	817,984	—	350,000	44,822	1,719,837
Senior Vice President,	2014	369,231		—	544,498	—	500,000	56,390	1,470,119
General Counsel and	2013	347,231		—	729,602	—	315,000	22,837	1,414,670
Secretary
Kenneth R. Bickett,	2015	278,718		—	225,044	—	—	614,733	1,118,495
Former Vice President
and Chief Accounting
Officer
Daniel K. Schlanger,	2015	355,385	(6)	—	800,006	—	—	95,614	1,251,005
Former Senior Vice	2014	407,308		—	511,980	279,995	600,000	64,447	1,863,730
President, Sales and	2013	362,692		—	567,353	279,852	450,000	27,234	1,687,131
Marketing

(1)
Amounts reported in this column reflect base salaries earned on a fiscal year basis. Although no changes were made to our Named Executive Officers' annualized base salaries during 2015, 2014 salaries reported in this column may appear lower than 2015 salaries because the last base salary adjustments were determined in March 2014.

(2)
The amounts in this column reflect cash retention payments awarded in connection with the Spin-off pursuant to the Named Executive Officers' applicable Employment Letters. For more information, see "—Executive Employment Letters" above.

(3)
The amounts in this column for 2015 represent the grant date fair value of (a) restricted shares of our common stock (including the one-time restricted stock grants made in connection with the Spin-off, which are set forth in the table below), (b) 2015 Performance Units at target level, and (c) Partnership phantom units, awarded and recognized by the Partnership. The grant date fair values of the 2015 Performance Units at maximum level were as follows: Mr. Childers: $989,990; Mr. Miller: $165,014, Mr. Biro: $240,018, Mr. Rice: $194,997; Mr. Wayne: $165,014; Mr. Bickett: $67,500; and Mr. Schlanger: $240,018. The grant date fair value of these awards was calculated in accordance with ASC 718, Compensation—Stock Compensation ("ASC 718"). For a discussion of valuation assumptions, see Note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

  The grant date fair value of the one-time restricted stock grants made to our Named Executive Officers in connection with the Spin-off are as follows:

Name	Restricted Shares	Grant Date Fair Value ($)
D. Bradley Childers	158,730	1,999,998
David S. Miller	21,269	267,989
Robert E. Rice	63,809	803,993
Donald C. Wayne	21,269	267,989
(4)
For Messrs. Childers, Miller, Rice and Wayne, the amounts in this column for 2015 represent cash payments under the 2015 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2015, and were paid during the first quarter of 2016. Messrs. Biro, Bickett and Schlanger did not receive a payout under the 2015 Incentive Program from us as they were not employed by us as of the payment date.

(5)
The amounts in this column for 2015 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Tax Preparation and Planning Services ($)	DERs / Dividends ($)(c)	Other ($)		Total ($)
D. Bradley Childers	9,275	8,563	6,500	181,040	31	(d)	205,409
David S. Miller	9,275	6,309	—	29,198	27	(d)	44,809
Jon C. Biro	9,275	—	—	17,506	—		26,781
Robert E. Rice	9,275	8,776	2,775	36,392	39	(d)	57,257
Donald C. Wayne	9,275	5,875	4,500	25,142	30	(d)	44,822
Kenneth R. Bickett	8,019	—	—	9,136	597,578	(e)	614,733
Daniel K. Schlanger	7,969	—	5,500	24,688	57,457	(f)	95,614

(a)
The amounts shown represent the Company's matching contributions for 2015.

(b)
Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, and the Company made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) plan due to Code limits.

(c)
Represents cash payments pursuant to (i) dividends on unvested restricted shares of the Company's common stock awarded under the 2007 and 2013 Stock Incentive Plans, (ii) dividend equivalents accrued in 2015 which were paid in March 2016 on unvested 2015 Performance Units awarded under the 2013 Stock Incentive Plan as finally determined by the Compensation Committee following conclusion of the 2015 performance period, and (iii) DERs on unvested Partnership phantom units awarded under the Partnership Plan.

(d)
Represents a cash payment for fractional shares resulting from the Spin-off.

(e)
Represents (i) a cash payment for fractional shares resulting from the Spin-off and (ii) the severance payments and benefits payable to Mr. Bickett upon his December 31, 2015 retirement, consisting of (a) a lump-sum cash payment equal to $494,091, and (b) the full value of twelve months of accelerated vesting of Mr. Bickett's equity awards, including the accelerated vesting of his Partnership phantom units.

(f)
Represents the full value of the accelerated vesting of the Partnership phantom units held by Mr. Schlanger on November 3, 2015.
(6)
Reflects the portion of Messrs. Biro's and Schlanger's base salaries earned from January 1, 2015 through October 30, 2015, the payroll immediately prior to the effective time of the Spin-off and at which point such NEOs ceased to be employed by us.

Grants of Plan-Based Awards for 2015

        The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2015. The share and unit numbers and values shown in the following table with respect to Exterran Holdings equity awards granted prior to the Spin-off do not reflect the adjustments of such awards that occurred in connection with the Spin-off, which was effective November 3, 2015. See the section above entitled "—LTI Award Adjustments in Connection with the Spin-off" for a description of the adjustment of Exterran Holdings equity awards in connection with the Spin-off.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. Bradley Childers(7)	3/4/2015	—	880,000	1,760,000	—	20,670	31,005			—	—	659,993
	3/4/2015							62,011	(4)			1,980,011
	11/4/2015							158,730	(5)			1,999,998
	3/4/2015							26,538	(6)			660,000
David S. Miller(7)	3/4/2015	—	231,000	462,000	—	3,445	5,168			—	—	109,999
	3/4/2015							10,335	(4)			329,997
	11/4/2015							21,269	(5)			267,989
	3/4/2015							4,423	(6)			110,000
Jon C. Biro(8)	3/4/2015	—	294,000	588,000	—	5,011	7,517			—	—	160,001
	3/4/2015							20,044	(4)			640,005
Robert E. Rice(7)	3/4/2015	—	280,000	560,000	—	4,071	6,107			—	—	129,987
	3/4/2015							12,214	(4)			389,993
	11/4/2015							63,809	(5)			803,993
	3/4/2015							5,227	(6)			129,995
Donald C. Wayne(7)	3/4/2015	—	244,000	488,000	—	3,445	5,168			—	—	109,999
	3/4/2015							13,780	(4)			439,995
	11/4/2015							21,269	(5)			267,989
Kenneth R. Bickett(7)	3/4/2015	—	110,000	220,000	—	1,409	2,114			—	—	44,989
	3/4/2015							5,637	(4)			179,989
Daniel K. Schlanger(8)	3/4/2015	—	294,000	588,000	—	5,011	7,517			—	—	160,001
	3/4/2015							20,044	(4)			640,005

(1)
The amounts in these columns show the range of potential payouts under the 2015 Incentive Program. The actual payouts under the plan were determined in February 2016 and paid in March 2016, as shown in the Summary Compensation Table for 2015, above. As discussed above under "Annual Performance-Based Incentive Compensation," Messrs. Biro, Bickett and Schlanger did not receive a payout under the 2015 Incentive Program from us as they were not employed by us as of the payment date.

(2)
The amounts in these columns show the range of potential payouts of 2015 Performance Units awarded as part of the 2015 LTI Award. "Target" is the number of 2015 Performance Units awarded. "Threshold" is the lowest possible payout (0% of the grant), and "Maximum" is the highest possible payout (150% of the grant). See "Long-Term Incentive Compensation—2015 Performance Units" for a description of the 2015 Performance Units.

(3)
The grant date fair value of performance units, restricted stock, and Partnership phantom units is calculated in accordance with ASC 718. 2015 Performance Units are shown at their pre-Spin-off target values. See Footnotes (7) and (8) below for the post-Spin-off fair values of such awards (which reflect the incremental fair value associated with the adjustments to such awards in connection with the Spin-off). For a discussion of valuation assumptions, see Note 16 (Stock-Based Compensation and Awards) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)
Shares of restricted stock awarded under the 2013 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(5)
Retention restricted stock grants awarded under the 2013 Stock Incentive Plan pursuant to retention incentives awarded in connection with the Spin-off. Mr. Childers' retention incentive value was awarded 100% in the form of restricted stock and was 33% vested on the date of grant, vests 33% on November 3, 2016, and vests 34% on November 3, 2017. With respect to the retention awards for Messrs. Rice, Miller and Wayne, 33% of each retention incentive was paid in cash in connection with the Spin-off and the remaining 67% of the value of each retention incentive was granted in the form of restricted stock, which vests 33% on November 3, 2016 and 34% on November 3, 2017. Each such restricted stock award is subject to the applicable individual's continued service through each vesting date.

(6)
Partnership phantom units awarded under the Partnership Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(7)
On March 4, 2015, each of Messrs. Childers, Miller, Rice, Wayne and Bickett received Exterran Holdings performance units and restricted stock awards in the amounts and with the grant date fair values shown in the table above. In connection with the Spin-off, these awards were redenominated into Archrock performance units or restricted stock awards (as applicable). The resulting amounts and the fair value of those awards, which have been calculated in accordance with ASC 718 as of the effective time of the Spin-off and reflect the incremental fair value associated with the adjustments to such awards in connection with the Spin-off, are shown below. The performance units are shown at target.

Name	Grant Type	Number of Shares/Units #	Fair Value $
D. Bradley Childers	Performance Units	33,804	660,192
	Restricted Stock	101,416	1,980,654
David S. Miller	Performance Units	5,634	110,032
	Restricted Stock	16,902	330,096
Robert E. Rice	Performance Units	6,657	130,011
	Restricted Stock	19,975	390,111
Donald C. Wayne	Performance Units	5,634	110,032
	Restricted Stock	22,536	440,128
Kenneth R. Bickett	Performance Units	2,304	44,997
	Restricted Stock	9,219	180,047
(8)
On March 4, 2015, each of Messrs. Biro and Schlanger received Exterran Holdings performance units and restricted stock awards in the amounts and with the grant date fair values shown in the table above. In connection with the Spin-off, these awards were redenominated into Exterran Corporation performance units or restricted stock awards (as applicable). The resulting amounts and the fair value of those awards, which have been calculated in accordance with ASC 718 as of the effective time of the Spin-off and reflect the incremental fair value associated with the adjustments to such awards in connection with the Spin-off, are shown below. The performance units are shown at target.

Name	Grant Type	Number of Shares/Units (#)	Fair Value ($)
Jon C. Biro	Performance Units	6,349	160,058
	Restricted Stock	25,396	640,233
Daniel K. Schlanger	Performance Units	6,349	160,058
	Restricted Stock	25,396	640,233

Outstanding Equity Awards at Fiscal Year-End for 2015

        The following table shows our Named Executive Officers' equity awards and equity-based awards denominated in our common stock and Partnership common units outstanding at December 31, 2015. The share and unit numbers and values shown in the following table cover shares of our common stock and Partnership phantom units and have been adjusted to reflect the impact of the Spin-off, which was effective November 3, 2015. See the section above entitled "—LTI Award Adjustments in Connection with the Spin-off" for a description of the adjustment of Exterran Holdings equity awards in connection with the Spin-off.

						Stock Awards
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
	Option Awards							Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
D. Bradley Childers	19,879			26.54	3/3/2016
	13,360			46.03	6/12/2017
	59,818			9.87	3/4/2016
	32,335			13.92	2/28/2017
	33,772			13.96	3/4/2018
	219,258			6.25	12/12/2018
	59,415	30,989	(1)	15.32	3/4/2020	233,073	(3)	1,752,709	(4)	10,006	(5)	75,245	(4)
	20,778	43,113	(2)	25.18	3/4/2021	54,741	(6)	673,862	(9)	10,150	(7)	76,328	(4)
										33,804	(8)	254,206	(4)
David S. Miller	11,498			13.81	8/12/2017	49,771	(3)	374,278	(4)	1,380	(5)	10,378	(4)
	13,162			13.96	3/4/2018	8,831	(6)	108,710	(9)	1,692	(7)	12,724	(4)
										5,634	(8)	42,368	(4)
Jon C. Biro						7,551	(3)	56,784	(4)
Robert E. Rice	3,996			13.96	3/4/2018
	29,855			8.79	3/4/2019
	10,782	7,952	(1)	15.32	3/4/2020	88,691	(3)	666,956	(4)	1,898	(5)	14,273	(4)
	4,093	9,742	(2)	25.18	3/4/2021	10,708	(6)	131,815	(9)	1,999	(7)	15,032	(4)
										6,657	(8)	50,061	(4)
Donald C. Wayne	7,356			46.03	6/12/2017	57,358	(3)	431,332	(4)	1,725	(5)	12,972	(4)
						1,903	(6)	23,426	(9)	1,692	(7)	12,724	(4)
										5,634	(8)	42,368	(4)
Kenneth R. Bickett	496			26.54	3/3/2016
	891			46.03	6/12/2017
Daniel K. Schlanger	7,202			46.03	6/12/2017
	17,010			13.92	2/28/2017
	30,961			13.96	3/4/2018
	45,045			8.79	3/4/2019
	19,961	9,980	(1)	15.32	3/4/2020
	6,411	12,821	(2)	25.18	3/4/2021	8,259	(3)	62,108	(4)	2,760	(5)	20,755	(4)
										2,460	(7)	18,499	(4)

(1)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date, with a term of seven years following the grant date.

(2)
Stock options awarded under the 2013 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2015, subject to continued service through each vesting date, with a term of seven years following the grant date.

(3)
Shares of restricted stock awarded under the 2007 or 2013 Stock Incentive Plans that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date, with the exception of the retention restricted stock awards granted pursuant to retention incentives awarded in connection with the Spin-off. Such awards vest as follows: Mr. Childers' retention incentive value was awarded 100% in the form of restricted stock and was 33% vested on the date of grant, vests 33% on November 3, 2016, and vests 34% on November 3, 2017. With respect to the retention awards for Messrs. Rice, Miller and Wayne, 33% of each retention incentive was paid in cash in connection with the Spin-off and the remaining 67% of the value of each retention incentive was granted in the form of restricted stock, which vests 33% on November 3, 2016 and 34% on November 3, 2017. Each such restricted stock award is subject to the applicable individual's continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date	Name	Unvested Shares	Initial Vesting Date
D. Bradley Childers	10,616	3/4/2014	Donald C. Wayne	7,321	3/4/2014
	14,691	3/4/2015		6,232	3/4/2015
	101,416	3/4/2016		22,536	3/4/2016
	106,350	11/4/2015		21,269	11/3/2016
Jon C. Biro	7,551	9/22/2015	Daniel K. Schlanger	3,727 4,532	3/4/2014 4,532
David S. Miller	2,928	3/4/2014
	4,897	3/4/2015
	3,775	9/22/2015
	16,902	3/4/2016
	21,269	11/3/2016
Robert E. Rice	2,013	3/4/2014
	2,894	3/4/2015
	19,975	3/4/2016
	63,809	11/3/2016
(4)
Based on the market closing price of our common stock on December 31, 2015 ($7.52).

(5)
Performance units awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as determined by the Compensation Committee following the conclusion of the applicable performance period.

(6)
Phantom units awarded under the Partnership Plan that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Units	Initial Vesting Date	Name	Unvested Units	Initial Vesting Date
D. Bradley Childers	10,171	3/4/2014	Robert E. Rice	1,929	3/4/2014
	18,032	3/4/2015		3,552	3/4/2015
	26,538	3/4/2016		5,227	3/4/2016
David S. Miller	1,403	3/4/2014	Donald C. Wayne	701	3/4/2014
	3,005	3/4/2015		1,202	3/4/2015
	4,423	3/4/2016
(7)
Performance units awarded under the 2013 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2015, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as determined by the Compensation Committee following the conclusion of the applicable performance period.

(8)
Performance units awarded under the 2013 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2016, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as determined by the Compensation Committee following the conclusion of the applicable performance period.

(9)
Based on the market closing price of the Partnership's common units on December 31, 2015 ($12.31).

Option Exercises and Stock Vested for 2015

        The following table shows the value realized by the Named Executive Officers upon stock option exercises and stock award vesting of equity awards covering our common stock and Partnership common units during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
D. Bradley Childers	—	—	112,852	2,455,392
David S. Miller	—	—	21,234	622,641
Jon C. Biro	—	—	3,776	77,181
Robert E. Rice	—	—	18,216	550,516
Donald C. Wayne	—	—	26,528	832,884
Kenneth R. Bickett(3)	—	—	22,141	485,918
Daniel K. Schlanger(4)	—	—	27,898	834,560

(1)
Includes our restricted stock and Partnership phantom units that vested during 2015. Other than with respect to Mr. Childers, who vested in 52,380 shares of our restricted stock on November 4, 2015 and Mr. Bickett, who vested in 8,207 shares of our restricted stock and 547 Partnership phantom units on December 31, 2015 in connection with his retirement, the amounts in the table above represent shares that vested prior to the Spin-off and therefore do not reflect adjustments made in connection with the Spin-off, as described above under the section entitled "LTI Award Adjustments in Connection with the Spin-off".

(2)
The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of our common stock on the vesting date) or Partnership phantom units (market closing price of the Partnership's common units on the vesting date) by the number of shares or units that vested. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2015.

(3)
Pursuant to the terms of his severance benefit agreement, the Compensation Committee approved the accelerated vesting of Mr. Bickett's restricted stock upon his December 31, 2015 retirement.

(4)
In connection with the Spin-off, the Partnership approved the accelerated vesting of Mr. Schlanger's outstanding Partnership phantom units as of November 3, 2015.

Nonqualified Deferred Compensation for 2015

        The following table shows the Named Executive Officers' compensation for 2015 (a) for Messrs. Childers, Miller, Rice, Wayne and Bickett, under our nonqualified deferred compensation plan and (b) for Messrs. Biro and Schlanger, under our nonqualified deferred compensation plan and, following the Spin-off, the Exterran Corporation nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
D. Bradley Childers	—	8,563	(35,654)	—	237,359
David S. Miller	—	6,309	114	—	7,231
Jon C. Biro	31,200	—	(1,158)	—	37,933
Robert E. Rice	—	8,776	217	—	13,419
Donald C. Wayne	—	5,875	(5,216)	—	60,625
Kenneth R. Bickett	—	—	(976)	—	10,924
Daniel K. Schlanger	—	—	(7,640)	—	92,460

(1)
The amounts in this column represent Company contributions to each of Messrs. Childers, Miller, Rice, Wayne and Bickett's Deferred Compensation Plan account earned in 2015 but paid in the first quarter of 2016. These amounts are included in "All Other Compensation" in the Summary Compensation Table for 2015, above, but are not included in "Aggregate Balance at Last Fiscal Year End."

        Under our Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 100% of their base salary, annual bonus and, if designated by the plan administrator, regular commissions. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) plan due to Code limits. The amounts deferred under each participant's Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

        Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (i) a future date while the participant is employed by us, as specified by the participant, (ii) the participant's separation from service (within the meaning of Section 409A of the Code), including due to death, or (iii) the participant's disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

        Payment of a participant's account will be made or commence, as applicable, as follows:

  •
  for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant's separation of service or, if earlier, disability and

  •
  for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant's separation of service or, if earlier, disability.

        The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee

Retirement Income Security Act of 1974, as amended. We have also established a "rabbi trust" to satisfy our obligations under the Deferred Compensation Plan.

Potential Payments upon Termination or Change of Control

        Prior Severance Benefit Agreements.    As of January 1, 2015, we were party to severance benefit agreements with each of our Named Executive Officers. Each severance benefit agreement provided that if the executive's employment was terminated by us without cause or by the executive with good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until 365 days' prior notice is given by either party), he would receive a lump sum payment in cash on the 35th day (or the 60th day for Mr. Biro) after the termination date equal to the sum of:

  •
  his annual base salary then in effect;

  •
  his target annual incentive bonus opportunity for the termination year; and

  •
  a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year (collectively, the "Non-CoC Cash Severance").

        In addition, the executive would be entitled to:

  •
  the accelerated vesting as of the termination date of his outstanding unvested Archrock equity, equity-based or cash awards and Partnership phantom units (subject to the consent of the compensation committee of Archrock GP LLC's board of directors) that were scheduled to vest within 12 months following the termination date (the "Non-CoC Accelerated Vesting"); and

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to one year following the termination date.

        Each executive's entitlement to the payments and benefits under his severance benefit agreement was subject to his execution of a waiver and release for our benefit. In addition, each executive was subject to non-disparagement restrictions following termination.

        New Severance Benefit Agreements.    In connection with the Spin-off, on November 3, 2015, we entered into new severance benefit agreements with each of Messrs. Childers, Miller, Rice and Wayne, which superseded the severance benefit agreements in effect prior to the Spin-off. Each such severance benefit agreement is substantially similar to the prior severance benefit agreements, as described above, except that:

  •
  the executive's Non-CoC Cash Severance will also include any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; and

  •
  the executive will also be entitled to accelerated vesting as of the termination date of his outstanding unvested equity, equity-based or cash awards denominated in shares of Exterran Corporation's common stock that were scheduled to vest within 12 months following the termination date (in addition to the Non-CoC Accelerated Vesting described above).

        As discussed above, we did not enter into new severance benefit agreements with Messrs. Biro or Schlanger, who ceased to be employed by us in connection with the Spin-off, or with Mr. Bickett, who retired on December 31, 2015.

        Prior Change of Control Agreements.    As of January 1, 2015, we were party to change of control agreements with each of our Named Executive Officers. Each such agreement provided that if the executive's employment was terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a "Qualifying Termination"), within 18 months following a change of control (as defined in the change of control agreements), he would receive a cash payment within 60 days after the termination date equal to:

  •
  two times (three times in the case of Mr. Childers) his current annual base salary plus two times (three times in the case of Mr. Childers) his target annual incentive bonus opportunity for that year (the "CoC Cash Severance"); and

  •
  two times the total of the Company contributions that would have been credited to him under the Archrock 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

        In addition, the executive would be entitled to:

  •
  any amount previously deferred, or earned but not paid, by him under the incentive and nonqualified deferred compensation plans or programs as of the termination date;

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to two years following the termination date;

  •
  the accelerated vesting of all his unvested stock options, restricted stock, restricted stock units or other stock-based awards, and all Partnership common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards (the "CoC Accelerated Vesting"); and

  •
  for each of Messrs. Schlanger and Wayne (whose change of control agreements predate our 2009 policy to no longer include tax gross-ups in such agreements, as described below), an additional gross-up payment if a payment or distribution we make to him or for his benefit is subject to a federal excise tax, which, as discussed below, is no longer in effect.

        Each executive's entitlement to the payments and benefits under his change of control agreement was also subject to his execution of a waiver and release for our benefit. In addition, in the event an executive received payments from the Company under his change of control agreement, such executive would be subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his employment.

        In early 2009, the Compensation Committee established a policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements, and no such agreement entered into since has included this provision.

        New Change of Control Agreements.    In connection with the Spin-off, on November 3, 2015, we entered into new change of control agreements with each of Messrs. Childers, Miller, Rice and Wayne, which superseded the change of control agreements in effect prior to the Spin-off. Each such change of control agreement is substantially similar to the prior change of control agreements, as described above, except that:

  •
  the executive's CoC Cash Severance will also include (i) a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year and (ii) any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date;

  •
  the executive will also be entitled to accelerated vesting of his outstanding unvested equity, equity-based or cash awards denominated in shares of Exterran Corporation's common stock (in addition to the CoC Accelerated Vesting described above); and

  •
  the agreements include a Section 280G "best pay" provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under

    Section 4999 of the Code, the executive will receive either the full amount of his payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive). In connection with the entrance into new change of control agreements, we eliminated the tax gross-up provision contained in Mr. Wayne's pre-Spin-off change of control agreement and accordingly, none of our executives' current change of control agreements include tax gross-up provisions.

        As discussed above, we did not enter into new change of control agreements with Messrs. Biro or Schlanger, who ceased to be employed by us in connection with the Spin-off, or with Mr. Bickett, who retired on December 31, 2015.

  Vesting of Equity-Based Incentives

        Upon a Change of Control.    The award agreements for all outstanding equity awards as of the date of this Proxy Statement provide that no portion of the award shall be subject to accelerated vesting upon a change of control. Instead, such awards will be subject to accelerated vesting only if a Qualifying Termination occurs within eighteen months following a change of control.

        Upon a Termination Due to Death or Disability.    The outstanding award agreements for all stock options, restricted stock, restricted stock units and Partnership unit awards provide that, upon a termination due to death or disability, the award will accelerate in full. In addition, the outstanding award agreements for performance units provide that the award will accelerate in full based on (i) the achievement of the applicable performance goals if such goals have been determined as of the date of termination or (ii) achievement at the target performance level if the applicable performance goals have not been determined as of the date of termination.

        Payments to Mr. Bickett Upon Retirement.    In connection with Mr. Bickett's retirement on December 31, 2015, he became eligible to receive the payments and benefits that would otherwise have been payable to him upon a Qualifying Termination pursuant to his severance benefit agreement, as described under "Prior Severance Benefit Agreements," except that Mr. Bickett declined continued coverage under our medical plans for one year following termination. Accordingly, these payments and benefits consisted of (i) a lump-sum cash payment equal to $494,091, consisting of the sum of (a) Mr. Bickett's annual salary, (b) Mr. Bickett's target annual incentive bonus opportunity plus (c) a pro-rated target incentive for the year of termination, and (ii) twelve months of accelerated vesting of Mr. Bickett's equity awards (valued, in the aggregate, at $104,105).

        Potential Payments.    The following tables show the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control occurring on December 31, 2015. The amounts shown assume a common stock value of $7.52 per share, a common stock value of $16.05 per share of Exterran Corporation's common stock and a Partnership common unit value of $12.31 per unit (the December 31, 2015 market closing prices, respectively). The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event. Because Messrs. Biro and Schlanger were not employed by us on December 31, 2015, they are not included in the tables below. The severance benefits that Mr. Bickett became entitled to receive upon his retirement on December 31, 2015 are described above under "Payments to Mr. Bickett Upon Retirement" rather than included in the tables below.

Potential Payments upon Termination or Change of Control

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
D. Bradley Childers
Cash Severance	—	2,560,000	(3)	—	5,920,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	1,955,790	927,314		165,026	1,955,790
Phantom Units(7)	673,862	345,086		125,205	673,862
Performance Awards(8)	567,531	319,161		155,543	567,531
Other Benefits(9)	—	12,793		—	348,688
Total Pre-Tax Benefit	3,197,183	4,164,354		445,774	9,465,871
David S. Miller
Cash Severance	—	792,000	(3)	—	1,353,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	467,352	235,231		45,516	467,352
Phantom Units(7)	108,710	53,918		17,271	108,710
Performance Awards(8)	90,122	48,726		21,452	90,122
Other Benefits(9)	—	10,173		—	131,344
Total Pre-Tax Benefit	666,184	1,140,048		84,239	2,150,528
Robert E. Rice
Cash Severance	—	960,000	(3)	—	1,640,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	706,327	343,763		31,284	706,327
Phantom Units(7)	131,815	67,065		23,746	131,815
Performance Awards(8)	110,631	61,712		29,504	110,631
Other Benefits(9)	—	5,903		—	159,292
Total Pre-Tax Benefit	948,773	1,438,443		84,534	2,748,065
Donald C. Wayne
Cash Severance	—	862,500	(3)	—	1,481,250	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	540,087	298,693		113,797	540,087
Phantom Units(7)	23,426	16,028		8,629	23,426
Performance Awards(8)	95,477	54,081		26,807	95,477
Other Benefits(9)	—	12,793		—	129,660
Total Pre-Tax Benefit	658,990	1,244,095		149,233	2,269,900

(1)
"Disability" is defined in the Partnership's form of award agreement for phantom units and in the 2007 Stock Incentive Plan and the 2013 Stock Incentive Plan for all other equity awards.

(2)
"Cause" and "Good Reason" are defined in the severance benefit agreements.

(3)
If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2015, under his severance benefit agreement, his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015).

(4)
If the executive had been subject to a Change of Control followed by a Qualifying Termination (as defined in his change of control agreement) on December 31, 2015, under his change of control agreement his cash severance would consist of (i) two times (three times for Mr. Childers) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015).

(5)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested, in-the-money options to purchase our and Exterran Corporation's common stock, based on the respective December 31, 2015 market closing prices of our and Exterran Corporation's common stock.

(6)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested restricted stock of Archrock and Exterran Corporation, based on the respective December 31, 2015 market closing prices of our and Exterran Corporation's common stock.

(7)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested Partnership phantom units, based on the December 31, 2015 market closing price of the Partnership's common units.

(8)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested performance awards of Archrock and Exterran Corporation, based on the respective December 31, 2015 market closing price of our and Exterran Corporation's common stock.

(9)
The amounts in this row represent each Named Executive Officer's right to the payment, as applicable, of (i) medical benefit premiums for a one-year period in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums for a two-year period and two times the Company contributions for the preceding 12 months under the 401(k) Plan and deferred compensation plan in the event of a change of control followed by a Qualifying Termination.

INFORMATION REGARDING DIRECTOR COMPENSATION

        Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board of Directors for approval.

        In connection with the Spin-off, we effected certain changes in the membership of the Board. As of the completion of the Spin-off on November 3, 2015, Mark R. Sotir, William M. Goodyear, John P. Ryan, Christopher T. Seaver, Richard R. Stewart and Ieda Gomes Yell resigned from the Board to join the board of directors of Exterran Corporation. Upon the resignation of Mr. Sotir, Gordon T. Hall was appointed Chairman of the Board. In addition, effective as of November 4, 2015, Wendell R. Brooks was appointed to the Board.

        Non-employee members of the Board are compensated in cash and equity. In his position as Chairman of the Board, Mr. Sotir was also an officer of the Company, but not an employee, until November 3, 2015, and received additional compensation to reflect this role. Mr. Childers, who is both a director and our employee, does not receive additional compensation for his service on the Board.

Cash Compensation

        As reflected in the table below, during 2015, each non-employee director received an annual cash retainer (the "Base Retainer"), as well as a payment for each meeting attended. The Chairman of the Board, the Vice Chairman and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

		Applicability
	Annual Amount (except with respect to attendance fees ($))
Description of Remuneration		Pre Spin-off	Post Spin-off
Base Retainer	50,000	All board members serving pre Spin-off	All board members serving post Spin-off
Additional Retainers
Former Chairman of the Board	200,000	Sotir	—
Former Vice Chairman of the Board	50,000	Hall	—
Chairman of the Board	100,000	—	Hall
Audit Committee Chairman	15,000	McCollum	McCollum
Compensation Committee Chairman	15,000	Hall	Hall
Nominating and Corporate Governance Committee Chairman	10,000	Hall	Hawes
Attendance Fee (per in-person meeting attended and per telephonic meeting attended)	1,500	All board members serving pre Spin-off	All board members serving post Spin-off

Equity-Based Compensation

        During 2015, the Compensation Committee approved the following grants of fully-vested common stock to our non-employee directors with a grant date value equal to approximately $125,000; however, the awards granted to Mdmes. Ainsworth, Gomes and Powell Hawes and Messrs. Lytal and Stewart on April 28 and the award granted to Mr. Brooks on November 4, were prorated. The number of shares awarded was determined based on the market closing price of our common stock on the applicable grant date.

Director	Grant Date Value / Number of Shares	Date of Grant Approval and Pricing
Messrs. Goodyear, Hall, Honeybourne, McCollum, Ryan, Seaver and Sotir	$125,000; 3,915 shares	March 4, 2015; date of annual equity awards
Mdmes. Ainsworth, Gomes and Powell Hawes and Messrs. Lytal and Stewart	$106,150; 3,047 shares	April 28, 2015; date of election to the Board
Mr. Brooks	$106,000; 8,413 shares	November 4, 2015; date of election to the Board

Stock Ownership Requirements

        Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the Base Retainer amount (which currently equals $250,000 of our common stock) within three years of his or her election to the Board. In connection with the Spin-off, which resulted in a decrease in the market value of our common stock, our stock ownership policy was reset as of the effective time of the Spin-off to allow our directors a period of three years following the Spin-off to comply with this policy. We measure the stock ownership of our directors annually on each June 30.

Director Stock and Deferral Plan

        Under our Directors' Stock and Deferral Plan (the "Directors' Plan"), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock. Ms. Gomes and Messrs. Ryan and Seaver elected to receive their 2015 retainer and meeting fees in the form of our common stock. Their retainer and meeting fees were paid in the form of common stock through the third quarter of 2015 and their retainer and meeting fees earned during the fourth quarter of 2015 through November 3, 2015, the date on which the Spin-off occurred, were paid in cash.

Total Compensation

        The following table shows the total compensation paid to each director for their service during 2015.

Name	Fees Earned in Cash or Stock ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Current Directors
Anne-Marie N. Ainsworth	45,767	106,188	—	—	151,955
Wendell R. Brooks	7,880	106,004	—	—	113,844
Gordon T. Hall(6)	163,045	125,006	—	1,481	289,532
Frances Powell Hawes	50,343	106,188	—	—	156,531
J.W.G. Honeybourne	89,000	125,006	—	1,481	215,487
James H. Lytal	47,267	106,188	—	—	153,455
Mark A. McCollum	95,000	125,006	—	1,481	221,487
Former Directors
Ieda Gomes Yell	39,387	106,188	—	—	145,575
William M. Goodyear	72,120	125,006	—	971	198,097
Stephen M. Pazuk	31,736	—	—	822	32,558
John P. Ryan	84,120	125,006	—	971	210,097
Christopher T. Seaver	82,886	125,006	—	1,481	209,373
Mark R. Sotir(7)	230,098	125,006	—	1,481	356,585
Richard R. Stewart	39,387	106,188	—	—	145,575

(1)
Ms. Gomes and Messrs. Ryan and Seaver received their retainer and meeting fees for the period of January 1, 2015 through September 30, 2015, in the form of our common stock. Retainer and meeting fees earned by such directors from October 1, 2015 through November 3, 2015, were paid in cash.

(2)
Represents the grant date fair value of our common stock, calculated in accordance with ASC 718.

(3)
The aggregate number of outstanding restricted stock awards for each director as of December 31, 2015 was as follows: Mr. Goodyear—1,295 shares; Mr. Hall—1,464 shares; Mr. Honeybourne—1,464 shares; Mr. McCollum—1,464 shares; Mr. Ryan—1,295 shares; Mr. Seaver—1,464 shares; and Mr. Sotir—1,464 shares.

(4)
The aggregate number of outstanding option awards for each director as of December 31, 2015 was as follows: Mr. Honeybourne—12,920.

(5)
Represents the payment of dividends on unvested restricted stock.

(6)
Includes the $50,000 cash compensation, prorated through November 3, 2015, paid to Mr. Hall for his service as Vice Chairman of the Board, and the $100,000 cash compensation, prorated from November 3 to December 31, 2015, paid to Mr. Hall for his service as Chairman of the Board.

(7)
Includes the $200,000 cash compensation, prorated through November 3, 2015, paid to Mr. Sotir for his service as Chairman of the Board, which was a non-employee officer position.

ADDITIONAL INFORMATION

2017 Annual Meeting of Stockholders

        Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2017 Annual Meeting of Stockholders must be received by our Secretary no later than November 18, 2016.

        Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2017 Annual Meeting of Stockholders on or after November 18, 2016 and no later than December 18, 2016 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

  •
  a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

  •
  with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC's Regulation S-K if the proposing person were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant.

        A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

  •
  include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

  •
  state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

  •
  be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

  •
  update and supplement the required information 10 business days prior to the date of the meeting.

        These requirements in our bylaws are in addition to the SEC's requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

        Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Annual Reports

        Our 2015 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015. Please direct any such requests to the attention of Investor Relations, Archrock, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@archrock.com or by telephone at (281) 836-8000. This document is also available at the SEC's website, which can be found at http://www.sec.gov.

Annex A

        SECOND AMENDMENT TO THE
ARCHROCK, INC. 2013 STOCK INCENTIVE PLAN

RECITALS

        WHEREAS, Archrock, Inc., a Delaware corporation (the "Company") has established and maintains the Archrock, Inc. 2013 Stock Incentive Plan (as amended, the "Plan");

        WHEREAS, pursuant to Article XIV of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum number of shares that may be issued under the Plan.

        NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

AMENDMENT

        1.     The first sentence of Article V, paragraph (a) is hereby amended and restated in its entirety to read as follows:

  "Subject to adjustment as provided in Paragraph XIII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 10,100,000; provided, however, that such limitation may be increased subject to approval by the Company's stockholders."

        2.     The Plan shall remain in full force and effect and, as amended by this amendment, is hereby ratified and affirmed in all respects.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ARCHROCK, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2016

        I hereby appoint Gordon T. Hall, D. Bradley Childers and Donald C. Wayne, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Archrock, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Central time, on April 27, 2016, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

        If you execute and return this proxy card, the proxies will vote your shares in the manner specified in this proxy card. If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposals described herein.

        Continued and to be signed on reverse side

Archrock, Inc.
16666 Northchase Drive
Houston, TX 77060

VOTE BY INTERNET—www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

        If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

ARCHROCK, INC.

				For All	Withhold All	For all Except
The Board of Directors recommends that you vote FOR the following:
Vote on Directors
1.	Election of the following persons to serve as directors of Archrock, Inc. until the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified			☐	☐	☐
01)	Anne-Marie N. Ainsworth	05)	Frances Powell Hawes
02)	Wendell R. Brooks	06)	J.W.G. Honeybourne
03)	D. Bradley Childers	07)	James H. Lytal
04)	Gordon T. Hall	08)	Mark A. McCollum
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:
Vote on Proposals
The Board of Directors recommends that you vote FOR the following proposals:
				For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Archrock, Inc.'s independent registered public accounting firm for fiscal year 2016			☐	☐	☐
3.	Approval of the Second Amendment to the Archrock, Inc. 2013 Stock Incentive Plan			☐	☐	☐
4.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2015			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date